UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                 )

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☐	Soliciting Material under §240.14a-12

DAVITA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 3, 2017

Dear Fellow Stockholder:

We are pleased to invite you to attend the DaVita Inc. 2017 Annual Meeting of Stockholders, or Annual Meeting, which will be held on Friday, June 16, 2017, at 4:00 p.m., Mountain Time, at our principal executive offices located at 2000 16th Street, Denver, Colorado 80202. The attached Notice of Annual Meeting and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

The Proxy Statement includes, among other items, information about the qualifications of our director nominees and the compensation of our executive officers that is relevant to matters that will be presented at our Annual Meeting. We hope that you will participate in our Annual Meeting, either by attending and voting in person or voting by other available methods as promptly as possible. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present. You may vote your proxy via the Internet, by telephone, or by mail. Please follow the instructions on the Notice of Internet Availability of Proxy Materials that you receive in the mail and/or your proxy card.

We value the perspective of our stockholders, and we look forward to sharing more about our Company at the Annual Meeting.

On behalf of our Board of Directors, I thank you for your continued interest in our business.

Sincerely,

Kent J. Thiry

Chairman and Chief Executive Officer, DaVita,

and Chief Executive Officer, DaVita Medical Group

Notice of 2016 Annual Meeting of Stockholders

Friday, June 16, 2017

4:00 p.m., Mountain Time

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

The 2017 Annual Meeting of the Stockholders of DaVita Inc., a Delaware corporation, will be held on Friday, June 16, 2017 at 4:00 p.m., Mountain Time, at our principal executive offices located at 2000 16th Street, Denver, Colorado 80202, for the following purposes, which are further described in the accompanying Proxy Statement:

•	To vote upon the election of the eleven director nominees identified in the attached Proxy Statement to the Board of Directors to serve until the 2018 annual meeting of stockholders of the Company or until their successors are duly elected and qualified;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017;

•	To hold an advisory vote to approve executive compensation;

•	To hold an advisory vote on the frequency with which future advisory votes on executive compensation should be held; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

We will mail, on or about May 3, 2017, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 24, 2017. On the date of mailing of the Notice of Internet Availability of Proxy Materials, the proxy materials will be accessible on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will also identify the date, time, and location of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to Stockholders, and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy over the Internet and how to vote over the Internet; and information on how to obtain directions to attend the Annual Meeting and vote in person. If you attend the Annual Meeting and previously used the telephone or Internet voting systems, or mailed your completed proxy card, you may vote in person at the meeting if you wish to change your vote in any way.

Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Thursday, June 15, 2017.

By order of the Board of Directors,

Samantha A. Caldwell

Corporate Secretary

DaVita Inc.

May 3, 2017

Notice of 2016 Annual Meeting of Stockholders

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement

General Information

We are delivering this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) on Friday, June 16, 2017 at 4:00 p.m., Mountain Time, at the principal executive offices of DaVita Inc. (the “Company”), located at 2000 16th Street, Denver, Colorado 80202. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the Annual Meeting is the close of business on April 24, 2017. All holders of record of our common stock on the record date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any meetings held upon adjournment of that meeting. To obtain directions to our Annual Meeting, visit our website at http://www.davita.com.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing the proxy materials to our stockholders over the Internet, which include this Proxy Statement and the accompanying Notice of Meeting, and Annual Report to Stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. Instead, the Notice of Internet Availability of Proxy Materials provides instructions on how you may access and review all of the important information contained in the proxy materials, and how you may submit your vote by proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials will be first mailed on or about May 3, 2017 to all stockholders of record as of April 24, 2017.

Whether or not you plan to attend the Annual Meeting in person, please vote by telephone, Internet, or request a Proxy Card to complete, sign, date and return by mail to ensure that your shares will be voted at the Annual Meeting. You may revoke your proxy at any time prior to its use by filing with our Corporate Secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

If you plan to attend the Annual Meeting in person, please so indicate when you submit your proxy by mail, by telephone or via the Internet and bring with you the items that are required pursuant to the Company’s admission process for the Annual Meeting. A description of the admission process can be found below in this Proxy Statement under the heading “General Information — Admission to Annual Meeting.”

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the Annual Meeting:

•	For the election of the eleven director nominees identified in this Proxy Statement to serve until the 2018 annual meeting of stockholders of the Company or until their successors are duly elected and qualified;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017;

•	For the approval, on an advisory basis, of executive compensation;

•	For the approval, on an advisory basis, of holding future advisory votes on executive compensation every year; and

•	As determined by the proxy holders named in the Proxy Card in their discretion, with regard to all other matters as may properly come before the Annual Meeting or any adjournment thereof.

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Proxy Statement

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	1

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 194,600,066 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at the Annual Meeting. Stockholders are not entitled to cumulate votes. Under the rules of the New York Stock Exchange (“NYSE”), your bank, broker or other nominee may not vote your uninstructed shares in the election of directors and certain other matters on a discretionary basis. Accordingly, brokers holding shares of record for their customers generally are not entitled to vote on these matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. Thus, if you hold your shares in “street name,” meaning that your shares are registered in the name of your bank, broker, or other nominee, and you do not instruct your bank, broker, or other nominee how to vote, no votes will be cast on your behalf on any proposal other than the proposal for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies and entitled to vote at the Annual Meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the Annual Meeting. Stockholders attending the Annual Meeting in person or represented by proxy at the Annual Meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a majority of votes cast, which means that the number of shares voted “for” each of the eleven nominees for election to the Board must exceed 50% of the number of votes cast with respect to each nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 and the approval of the proposal regarding the advisory vote on executive compensation each require the affirmative vote of a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote thereon. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future advisory votes on executive compensation.

Because your vote on executive compensation and the frequency of future advisory votes on executive compensation is advisory, the results of those votes will not be binding on the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation and the frequency of future advisory votes on executive compensation. Abstentions are considered present and entitled to vote with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 and the approval of the proposal regarding the advisory vote on executive compensation and will, therefore, have the same effect as votes against these proposals. Abstentions will have no effect on the approval of the frequency of future advisory votes on executive compensation. Except for the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017, broker non-votes will not be considered as present and entitled to vote on these proposals, and will therefore have no effect on the number of affirmative votes needed to approve these proposals.

Proxy Statement

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing to our stockholders the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the accompanying Notice of Meeting, and the Annual Report to Stockholders, as well as the cost of our solicitation of proxies relating to the Annual Meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $15,000 plus reimbursement for all reasonable out-of-pocket expenses incurred during the solicitation. MacKenzie and our officers, directors and employees may supplement the original solicitation by mail of proxies, by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We have agreed to indemnify MacKenzie against liabilities and expenses arising in connection with the proxy solicitation unless caused by MacKenzie’s negligence, willful misconduct or bad faith.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, an Annual Report to Stockholders and Proxy Statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the Notice of Internet Availability of

Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement was delivered can also request prompt delivery of a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement by contacting Investor Relations at the following address or phone number: Attn: Investor Relations, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, (888) 484-7505. Additionally, stockholders who share the same address and receive multiple copies of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement, can request a single copy by contacting us at the address or phone number above.

Admission to Annual Meeting

Admission to the Annual Meeting will be limited to holders of the Company’s common stock, family members accompanying holders of the Company’s common stock, persons holding executed proxies from stockholders who held the Company’s common stock as of the close of business on April 24, 2017 and such other persons as the chair of the Annual Meeting shall determine.

If you are a holder of the Company’s common stock, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a holder of the Company’s common stock. Please read the following procedures carefully, because they specify the

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	3

documents you must bring with you to be admitted to the Annual Meeting. The items that you must bring with you differ depending upon whether you were a record holder of the Company’s common stock as of the close of business on April 24, 2017, a holder of the Company’s common stock in “street name” as of the close of business on April 24, 2017, or if you acquired the Company’s common stock after April 24, 2017. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of the Company’s transfer agent. Many stockholders are not record holders because their shares of stock are held in “street name,” meaning that the shares are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead. If you are unsure as to whether you were a record holder of the Company’s common stock as of the close of business on April 24, 2017, please call the Company’s transfer agent, Computershare, at (877) 889-2012.

If you were a record holder of the Company’s common stock as of the close of business on April 24, 2017, then you must bring a valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on April 24, 2017.

If a broker, bank or other nominee was the record holder of your shares of the Company’s common stock as of the close of business on April 24, 2017, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport); and

•	proof that you owned shares of the Company’s common stock as of the close of business on April 24, 2017.

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned the Company’s common stock as of the close of business on April 24, 2017, or (iii) a brokerage account statement indicating that you owned the Company’s common stock as of the close of business on April 24, 2017.

If you acquired your shares of the Company’s common stock at any time after the close of business on April 24, 2017, you do not have the right to vote at the Annual Meeting, but you may attend the meeting if you bring with you:

•	valid personal photo identification (such as a driver’s license or passport); and

•	proof that you own shares of the Company’s common stock.

Examples of proof of ownership include the following:

•	if a broker, bank or other nominee is the record holder of your shares of the Company’s common stock: (i) a letter from your bank or broker stating that you acquired the Company’s common stock after April 24, 2017, or (ii) a brokerage account statement as of a date after April 24, 2017 indicating that you own the Company’s common stock; or

•	if you are the record holder of your shares of the Company’s common stock, a copy of your stock certificate or a confirmation acceptable to the Company that you bought the stock after April 24, 2017.

If you are a proxy holder for a stockholder of the Company who owned shares of the Company’s common stock as of the close of business on April 24, 2017, then you must bring:

•	the executed proxy naming you as the proxy holder, signed by a stockholder of the Company who owned shares of the Company’s common stock as of the close of business on April 24, 2017;

•	valid personal photo identification (such as a driver’s license or passport); and

•

if the stockholder whose proxy you hold was not a record holder of the Company’s common stock as of the close of business on April 24, 2017, proof of the stockholder’s ownership of shares of the Company’s common stock as of the close of business on April 24, 2017, in the form of (i) an original or a copy of the voting instruction

Proxy Statement

form from the stockholder’s bank or broker with the stockholder’s name on it, (ii) a letter from a bank or broker indicating that the stockholder owned the Company’s common stock as of the close of business on April 24, 2017, or (iii) a brokerage account statement indicating that the stockholder owned the Company’s common stock as of the close of business on April 24, 2017.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual Meeting. Shares may be voted in person at the Annual Meeting only by (a) the record holder as of the close of business on April 24, 2017 or (b) a person holding a valid proxy executed by such record holder.

Electronic Availability of Proxy Materials for the 2017 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 16, 2017. This Proxy Statement and the

Annual Report to Stockholders and Form 10-K for fiscal year 2016 are available electronically at www.proxyvote.com.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	5

Proposal 1 Election of Directors

At the Annual Meeting, you will elect eleven directors to serve until the 2018 annual meeting of stockholders or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Our bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee for director who was in office prior to the election is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee of the Board will make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days (or, if so extended by the Board in certain circumstances, within 180 days) from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast in an uncontested election at the Annual Meeting, the nominee is not elected to the Board. All 2017 nominees are currently serving on the Board.

None of the nominees has any family relationship with any other nominee or with any of our executive officers and no arrangement or understanding exists between any nominee and any other person or persons pursuant to which a nominee was or is to be selected as a director or nominee.

After a thorough evaluation and assessment, the Nominating and Governance Committee has recommended, and the Board has nominated or re-nominated, Pamela M. Arway, Charles G. Berg, Carol Anthony (“John”) Davidson, Barbara J. Desoer, Pascal Desroches, Paul J. Diaz, Peter T. Grauer, John M. Nehra, William L. Roper, Kent J. Thiry and Phyllis R. Yale for election as directors. Roger J. Valine, a member of the Board since 2006, will not stand for re-election and will retire from the Board upon expiration of his term immediately prior to the Annual Meeting. Accordingly, effective immediately prior to the Annual Meeting, the size of the Board will be reduced from twelve members to eleven members. Ms. Yale and Mr. Desroches were appointed to the Board in July 2016 and January 2017, respectively. As part of a search process initiated by the Nominating and Governance Committee, Ms. Yale was recommended to the Nominating and Governance Committee by a non-management director, and Mr. Desroches was identified as a qualified director candidate by a third-party search firm. Please see the section titled “Corporate Governance — Selection of Directors” below for more information about the nomination process.

Eight of the eleven nominees for director have been determined to be independent under the NYSE listing standards. Please see the section titled “Corporate Governance — Director Independence” below for more information. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the Annual Meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that the Board may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

Proxy Statement

Information Concerning Members of the Board Standing for Election

A biography of each nominee, current as of March 31, 2017, setting forth his or her age, and describing his or her business experience during the past five years, including other prior relevant business experience is presented below.

Pamela M. Arway, 63, has been one of our directors since May 2009. From 2005 to 2007, Ms. Arway served as the president of American Express International, Japan, Asia-Pacific, Australia region, a global payment services and travel company. Ms. Arway joined the American Express Company in 1987 after which she served in various capacities, including as chief executive officer of American Express Australia Limited from 2004 to 2005 and as executive vice president of Corporate Travel, North America from 2000 to 2004. Prior to her retirement in October 2008, she also served as advisor to the American Express Company’s chairman and chief executive officer. Ms. Arway has also been a member of the board of the Hershey Company, a chocolate and confectionary company, since May 2010. She serves as a member of the Audit and Finance Committees of Hershey Company’s board. She joined the board of Iron Mountain Incorporated, an enterprise information management services company, in March 2014 and serves as chair of its Compensation Committee. Ms. Arway brings significant leadership experience as a global executive, with extensive management experience in the areas of marketing, international business, finance and government affairs.

Charles G. Berg, 59, has been one of our directors since March 2007, and currently serves as executive chairman of our integrated healthcare business, DaVita Medical Group (“DMG”, formerly known as HealthCare Partners or HCP). Mr. Berg served as executive chairman and as a member of the board of directors of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs from January 2008 to December 2010. Mr. Berg served as non-executive chairman of the board of directors of WellCare from January 2011 until his retirement in May 2013. From January 2007 to April 2009, Mr. Berg was a senior advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans, Inc. (“Oxford”), a health benefit plan provider, which included chief executive officer from November 2002 to July 2004 when Oxford was acquired by UnitedHealth Group, president and chief operating officer from March 2001 to November 2002 and executive vice president, medical delivery from April 1998 to March 2001. From July 2004 to September 2006, Mr. Berg served as an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business. Mr. Berg currently serves on the Operating Council of Consonance Capital Partners, a private equity firm, and the board of directors of Justworks, Inc., a private human resources and payment company. Mr. Berg is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

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Carol Anthony (“John”) Davidson, 61, has been one of our directors since December 2010. From January 2004 until his retirement in September 2012, Mr. Davidson served as the senior vice president, controller and chief accounting officer of Tyco International Ltd. (“Tyco”), a provider of diversified industrial products and services. Prior to joining Tyco in January 2004, he spent six years at Dell Inc., a computer and technology services company, where he held various leadership roles, including vice president, audit, risk and compliance, and vice president, corporate controller. In addition, he previously spent 16 years at Eastman Kodak Company, a provider of imaging technology products and services, in a variety of accounting and financial leadership roles. Mr. Davidson is a director of Pentair Plc., a provider of products and solutions in water, fluids, thermal management and equipment protection, Legg Mason Inc., a global asset management firm, and TE Connectivity Ltd., a technology company that was spun off by Tyco. From 2010 to 2015, Mr. Davidson was a member of the Board of Trustees of the Financial Accounting Foundation which oversees financial accounting and reporting standards setting processes for the United States. Mr. Davidson also serves on the Board of Governors of the Financial Industry Regulatory Authority. Mr. Davidson is a CPA with more than 30 years of leadership experience across multiple industries and brings a strong track record of building and leading global teams and implementing governance and controls processes.

Barbara J. Desoer, 64, has been one of our directors since October 2015. Ms. Desoer currently serves as the chief executive officer and a member of the board of directors of Citibank, N.A., a wholly owned subsidiary of Citigroup Inc. and a diversified global financial services company, since April 2014. Ms. Desoer previously served as the chief operating officer of Citibank, N.A. from October 2013 to April 2014. In addition to her chief executive officer responsibilities, Ms. Desoer leads Citigroup’s comprehensive capital analysis and review process. Prior to Citibank, Ms. Desoer spent 35 years at Bank of America, a diversified global financial services company, most recently as president, Bank of America Home Loans, where she led the integration of Countrywide, the largest mortgage originator and servicer in the United States. In previous Bank of America roles, Ms. Desoer was a Global Technology & Operations executive, an international market-focused position leading teams in the United Kingdom, Asia and Latin America. She also served as president, Consumer Products. She serves on the board of visitors at the University of California at Berkeley. Ms. Desoer also has served on the board of directors of various non-profit and privately held corporations. Ms. Desoer is an experienced business leader with extensive management experience, and brings a deep understanding of regulated businesses.

Proxy Statement

Pascal Desroches, 53, has been one of our directors since January 2017. Mr. Desroches is the executive vice president and chief financial officer of Turner Broadcasting System, Inc. (“Turner”), a Time Warner Company and a global media and entertainment company, a position he has held since January 2015. Mr. Desroches is also responsible for Turner’s global technology, security and facilities organizations. Prior to joining Turner, Mr. Desroches was the senior vice president and controller of Time Warner Inc. (“Time Warner”), a global leader in media and entertainment with businesses in television networks and film and TV entertainment, from January 2008 to December 2014, where he was responsible for overseeing internal and external financial reporting, financial planning and analysis, procurement services, shared services program management office, and worked on the management team on mergers and acquisitions and other transactions. Prior to joining Time Warner, Mr. Desroches was a partner in KPMG LLP’s Department of Professional Practice – Assurance & Advisory Services in New York from 2000 to 2001. Prior to being admitted into KPMG LLP’s partnership, Mr. Desroches was a professional accounting fellow with the Office of the Chief Accountant of the SEC. Mr. Desroches is a CPA with more than 30 years of experience, and brings significant finance experience to the Board as a current chief financial officer and former controller of a major media company.

Paul J. Diaz, 55, has been one of our directors since July 2007. Mr. Diaz currently serves as a partner of Cressey & Company, a private investment firm focused exclusively on investing in and building healthcare businesses. Since August 2014, Mr. Diaz has served as a partner at Guidon Partners LP, an investment strategy partnership. He served as executive vice chairman of Kindred Healthcare, Inc. (“Kindred”), a provider of long-term healthcare services in the United States, from March 2015 until March 2016, chief executive officer from January 2004 to March 2015, as well as president from January 2002 to May 2012 and as chief operating officer from January 2002 to December 2003. Prior to joining Kindred, Mr. Diaz was the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm, and from 1996 to July 1998, Mr. Diaz served in various executive capacities with Mariner Health Group, Inc., a healthcare facility operator, including as executive vice president and chief operating officer. Mr. Diaz serves on the boards of Kindred and Patterson Medical Holdings, Inc., a private medical supply distribution company, and the board of visitors of Georgetown University Law Center and previously served on the board of PharMerica Corporation. Mr. Diaz is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	9

Peter T. Grauer, 71, has been one of our directors since August 1994 and our lead independent director since 2003. Mr. Grauer has been chairman of the board of Bloomberg, Inc., a business and financial information company, since April 2001, treasurer since March 2001 and was its chief executive officer from March 2002 until July 2011. Mr. Grauer has also served as a non-executive director of Glencore plc, a global mining and commodities firm listed on the London Stock Exchange, since June 2013. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston, a financial services firm. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette (“DLJ”), a financial services firm, into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking Partners. Mr. Grauer serves as a director of Blackstone Group, L.P., a publicly traded global investment and advisory firm. Mr. Grauer has significant experience as a business leader and brings a deep understanding of our business and industry through his over 20 years of service as a member of the Board.

John M. Nehra, 68, has been one of our directors since November 2000. From 1989 until his retirement in August 2016, Mr. Nehra was affiliated with New Enterprise Associates (“NEA”), a venture capital firm, including, from 1993 until his retirement, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra also served as managing general partner of Catalyst Ventures, a venture capital firm, from 1989 to 2013. Mr. Nehra served on the boards of a number of NEA’s portfolio companies until his retirement in August 2016 and remains a retired special partner of NEA. Mr. Nehra is an experienced business leader with approximately 44 years of experience in investment banking, research and capital markets and he brings a deep understanding of our business and industry through his nearly 17 years of service as a member of the Board as well as significant experience in the healthcare industry through his involvement with NEA’s healthcare-related portfolio companies.

Dr. William L. Roper, 68, has been one of our directors since May 2001. Dr. Roper has been chief executive officer of the University of North Carolina (“UNC”) Health Care System, dean of the UNC School of Medicine and vice chancellor for medical affairs of UNC since March 2004. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics and of social medicine in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of Centers for Medicare & Medicaid Services from 1986 to 1989. Dr. Roper was a member of and is the immediate past chairman of the board of the National Quality Forum, a non-profit organization that aims to improve the quality of healthcare. From December 2007 to November 2011, Dr. Roper served on the board of Medco Health Solutions, Inc., a pharmacy benefits management company, and since November 2011 has served on the board of its successor company, Express Scripts Holding Company. Dr. Roper brings substantial expertise in the medical field, an in-depth understanding of the regulatory aspects of our business as well as clinical, financial and operational experience.

Proxy Statement

Kent J. Thiry, 61, has been our chairman of the Board since June 2015 and from October 1999 until November 2012, and our chief executive officer since October 1999. In October 2014, Mr. Thiry also became chief executive officer of DMG. From November 2012 until June 2015, Mr. Thiry served as our co-chairman of the Board. From June 1997 until he joined us in October 1999, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated (“Vivra”) after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis services and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry previously served on the board of Varian Medical Systems, Inc. from August 2005 to February 2009 and served as the non-executive chairman of Oxford Health Plans, Inc. until it was sold to UnitedHealth Group in July 2004. As a member of management, Mr. Thiry provides significant healthcare industry experience and unique expertise regarding the Company’s business and operations as well as executive leadership and management experience.

Phyllis R. Yale, 59, has been one of our directors since July 2016. Ms. Yale has been an Advisory Partner with Bain & Company, Inc. (“Bain”), a global management consulting firm, since July 2010. Ms. Yale was a partner with Bain from 1987 to July 2010, and was a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payors, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the board of directors of several public and private companies in the healthcare sector, and currently serves as Chair of the board of directors of Kindred Healthcare, Inc., a provider of long-term healthcare services in the United States. She is also Chair of the board of directors of Blue Cross Blue Shield of Massachusetts, a not-for-profit health plan headquartered in Boston, and a director of National Surgical Hospitals, a privately held specialty hospital operator. Ms. Yale previously served as a director of ValueOptions, Inc., a health improvement company specializing in mental and emotional wellbeing and recovery, which merged with Beacon Health Strategies during 2014. Ms. Yale has a deep knowledge base and experience in several segments of the healthcare industry including corporate strategies, marketing and cost and quality management, as well as mergers and acquisitions.

The Board recommends a vote FOR the election of each of the named nominees as directors.

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	11

The general governance framework for the Company is provided by its bylaws, corporate governance guidelines, the charters for each of the Board’s committees, the corporate governance code of ethics and corporate code of conduct. These governance documents are available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance. The Board adopted the corporate governance guidelines to assist the Board and its committees in performing their duties and serving the best interests of the Company and our stockholders.

Selection of Directors

Our Board views diversity in a broad sense, taking into consideration the mix of qualifications of our directors including tenure, experience levels and types of experience, including both industry and subject matter expertise. and re-evaluating these qualifications from time to time to ensure continued diversity.

In making its recommendations to the Board, the Nominating and Governance Committee considers a number of factors and assesses the overall mix of qualifications, individual characteristics, experience level, and diverse perspectives and skills that are most beneficial to our Company. The committee also considers the mix of different tenures of the directors, taking into account the benefits of directors with longer tenures, including greater board stability and continuity of organizational knowledge, and the benefits of directors with shorter tenures, and takes steps as may be appropriate to ensure that the Board maintains an openness to new ideas and a willingness to re-examine the status quo. In connection with the nomination or re-nomination of current directors, it is the committee’s responsibility to determine in each case whether nomination or re-nomination is appropriate. The committee assesses each director’s performance and contributions to the Board, as well as his or her skills, experience and qualifications, including the continued value to the Company of a director’s experience and background in light of current and future needs. If the incumbent director has not performed or contributed in a meaningful way, the committee should consider whether nomination or re-nomination is appropriate in light of any other relevant facts and circumstances. An integral part of this process is the individual director evaluation process performed by the Board members.

The Nominating and Governance Committee will consider nominees for director recommended by stockholders upon submission in writing to our Corporate Secretary of the names and qualifications of such nominees at the following address: Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. The committee will evaluate candidates based on the same criteria regardless of whether the candidate was recommended by the Company or a stockholder.

In March 2017, the Nominating and Governance Committee recommended the candidates standing for election at the Annual Meeting.

Our director nominees exhibit an effective mix of skills, experience and diversity. Over half of our Board is comprised of minorities and women:

Corporate Governance

Corporate Governance

Director Independence

Under the listing standards of the NYSE, a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent under the NYSE listing standards unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

The Board evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis to consider changes in employment, relationships and other factors. The Board has determined that all of the individuals currently serving, or who served at any time during 2016, as members of the Board, other than Messrs. Berg, Diaz and Thiry, are independent under the NYSE listing standards and the Company’s independence standards. In evaluating each director’s independence, the Board considered the nature of any executive officer’s or other director’s personal investment interest in director affiliated entities (active or passive), the level of involvement by the director or executive officer as a partner in any such director affiliated entities, any special arrangements or relationships between the parties which would lead to a personal benefit, any personal benefits derived as a result of business relationships with the Company, any other personal benefit derived by any director or executive officer as a result of the disclosed relationships or any other relevant factors.

Under the NYSE listing standards, a director is deemed not independent if he has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time served on that company’s compensation committee within the last three years. Mr. Diaz was the chief executive officer of Kindred Healthcare, Inc. (“Kindred”) during the time that the Company’s current chief financial officer, Joel Ackerman, served on its compensation committee. Mr. Ackerman served on the compensation committee of Kindred through May 22, 2014. As a result, Mr. Diaz may not be deemed independent under the NYSE listing standards from February 21, 2017, the day Mr. Ackerman joined the Company, until May 22, 2017, the three-year anniversary of the date Mr. Ackerman stepped down from Kindred’s compensation committee. In anticipation of Mr. Ackerman’s joining the Company, Mr. Diaz stepped down from the Board’s Compensation Committee and Compliance Committee on February 13, 2017.

Prior to his joining the Board, the Board considered Mr. Desroches’ independence in view of his brother’s employment as a medical director with the Company. After consideration of relevant factors, the Board determined that the Company’s employment of Mr. Desroches’ brother did not present a conflict of interest and did not compromise Mr. Desroches’ independence.

Neither Mr. Thiry nor Mr. Berg are deemed independent because they are currently employed by the Company.

Our corporate governance guidelines require the Board to evaluate the appropriateness of the director’s continued service on the Board in the event that the director retires from his or her principal job, changes his or her principal job responsibility or experiences a significant event that could negatively affect his or her service to the Board. In such event, the policy provides that the affected director shall promptly submit his or her resignation to the chairman of the Board and the lead independent director. The members of the Board, excluding the affected director, will determine whether the affected director’s continued service on the Board is in the best interests of our stockholders and will decide whether or not to accept the resignation of the director. In addition, the policy provides that prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the chairman of the Board and the lead independent director so that the remaining members of the Board may evaluate any potential conflicts of interest.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	13

Leadership Structure and Meetings of Independent Directors

Mr. Thiry is the chairman of our Board and CEO. Since October 2014, Mr. Thiry has also served as CEO of DMG. Mr. Thiry brings over 15 years of experience with our Company and deep institutional knowledge and experience to the combined role.

We believe that Mr. Thiry’s breath of experience and depth of knowledge as our CEO and chairman are essential to the chairman role and are counterbalanced appropriately by the significant role of our lead independent director. Our lead independent director, Mr. Grauer, who was elected by and from the independent board members, plays a significant role in Board leadership and meetings of the independent directors. Mr. Grauer also chairs our Nominating and Governance Committee, and as chairman of the Nominating and Governance Committee, Mr. Grauer has the authority to call meetings of the committee, whose primary purposes, as outlined in its charter, include overseeing the composition, structure, operation and evaluation of the Board, as well as overseeing compliance with governance principles and policies.

As lead independent director, Mr. Grauer serves as liaison between the chairman and the independent directors, approves information sent to the Board, confers with the CEO/chairman in setting and thereafter approving meeting agendas for the Board, approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, and presides at all meetings of the Board at which the chairman is not present, including executive sessions of independent directors. Additionally, Mr. Grauer facilitates discussions outside of scheduled Board meetings among the independent directors on key issues as required, including whether to engage independent advisors for the Board or a Board committee. Mr. Grauer, in his capacity as lead independent director, also has the authority to call meetings of the Board and the independent directors and, if requested by major stockholders, makes himself available for consultation and direct communication with them.

Independent directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board.

Corporate Citizenship

Being a leader in American healthcare means being a responsible corporate community. The Trilogy of Care—caring for our patients, each other, and the world—is DaVita’s vision for social responsibility and is our philosophy for balancing our business responsibilities with our social, economic and environmental ones. For more than a decade, we have had a vision for creating a true community—one that cares for our teammates as well as our patients. This investment in creating a community has inspired our teammates to realize their full potential and to deliver ever-improving quality care to our patients.

•	Through the DaVita Way of Giving program, $2.2 million of company donations were directed to locally-based charities across the United States with the participation of 90 percent of our clinical teammates in 2016. Since the inception of the DaVita Way of Giving in 2011, teammates have directed nearly $9.1 million to non-profit organizations, spreading ripples across local communities.

•	Through Village Service Days, groups of three or more teammates can plan and execute a service project with a local nonprofit. Since 2006, DaVita teammates and their family and friends have volunteered nearly 140,000 hours through nearly 3,600 Village Service Days around the world in the service of our communities.

•	In honor of Earth Day 2016, approximately 2,600 DaVita teammates, their families and friends volunteered over 7,500 hours through 140 environmental service projects in their local communities.

Corporate Governance

•	In 2016, more than 560 riders participated in Tour DaVita, DaVita’s annual charity bike ride, which raised over $1.2 million to support Bridge of Life. Bridge of Life is a non-profit organization founded by DaVita to serve thousands of men, women and children around the world through kidney care, primary care, education and prevention and medically supported camps for kids. Since 2006, Bridge of Life has completed 398 domestic and international medical missions and events in 25 countries.

Sustainability

Through DaVita’s Village Green we are expanding programs that emphasize environmental sustainability in our centers and offices around the world. Since the inception of Village Green in 2007, we have made significant strides toward accomplishing our goal to be a leader in sustainable healthcare.

•	DaVita was recognized in 2016 for the first time by the Dow Jones Sustainability Indices (DJSI), as one of only six providers in the Health Care Providers and Services Industry on the DJSI World Index.

•	DaVita diverted 113,000 pounds of electronic waste from landfills in 2016.

•	DaVita’s Smarter Building Initiative systems have been installed at over 375 clinics across the country since 2014. They reduce energy consumption between 8 and 14 percent.

Our 2020 Environmental Goals were formally announced in 2016. These ambitious goals,

organized around the categories of energy, water, waste, green buildings and supply chain, will set our course for the next four years. These goals include:

•	Reducing energy use and carbon emissions by 10 percent per treatment.

•	Adding solid waste recycling to at least 45 percent of kidney care locations.

•	Conducting an annual sustainability review with all national vendors and increasing the availability of environmentally preferable products and equipment and reducing packaging.

•	Reducing water use by 30 percent per treatment.

To learn more about our corporate social responsibility programs please visit the Community Care section of our website located at http://www.davita.com/communitycare.com.

Communications with the Board

Any interested party who desires to contact the lead independent director, Mr. Grauer, may do so by sending an email to leaddirector@davita.com. In addition, any interested party who desires to contact the Board or any member of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado

80202. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders

We do not have a policy requiring that directors attend the annual meeting of stockholders, and no director was in attendance at the prior year’s annual meeting.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	15

Information Regarding the Board and its Committees

The Board has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee and the Clinical Performance Committee. As required by the NYSE listing standards and SEC rules, all members of the Audit Committee, the

Compensation Committee and the Nominating and Governance Committee are independent. The Board met six times during 2016. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during 2016.

Committees of the Board

The following chart sets out the current members of our Board committees and describes the principal functions of each committee of our Board. The charter for each committee is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2016
Audit[1] Carol Anthony (“John”) Davidson Chair Pamela M. Arway[2] Pascal Desroches[3] Roger J. Valine[4]

•      Oversees the quality and integrity of our consolidated financial statements including the financial reporting and disclosure processes and the integrity and effectiveness of our system of internal control over financial reporting.

•      Oversees our compliance with legal and regulatory requirements, including healthcare compliance in coordination with the Board’s Compliance Committee.

•      Oversees the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as our internal audit function.

•      Together with the Compliance Committee, assists the Board with overseeing compliance with legal and regulatory requirements, including those that may have a material impact on the Company’s financial statements.

•      Appoints and engages our independent registered public accounting firm, and pre-approves the firm’s annual audit services (including related fees), audit-related services, and all other services in accordance with our pre-approval policy.

•      Oversees our disclosure controls and procedures and compliance with ethical standards.

•      Provides an avenue of communication among the independent registered public accounting firm, management, internal audit department and the Board.

10
Compensation[5] Pamela M. Arway Chair Pascal Desroches[3] Peter T. Grauer Roger J. Valine[4]

•      Reviews the performance of our chief executive officer and other executives and makes specific recommendations and decisions regarding their compensation.

•      Establishes policies relating to the compensation of our executive officers and other key employees that further the goal of ensuring that our compensation system for our chief executive officer and our other executives, as well as our philosophy for compensation for all employees and the Board, is aligned with the long-term interests of our stockholders.

•      Conducts an evaluation of our chief executive officer’s performance and the Company’s performance and considers a self-assessment prepared by our chief executive officer and periodically engages an outside consultant to conduct an in-depth analysis of our chief executive officer’s performance during the year.

•      Has sole authority and discretion to retain or replace its independent compensation consultants, independent legal counsel and other advisors, and is directly responsible for hiring, overseeing and compensating such advisors.

•      Annually reviews and approves the long-term corporate goals and objectives applicable to compensation for our chief executive officer, evaluates our chief executive officer’s performance in light of those goals and objectives, and determines and approves, subject to ratification by the independent members of the Board, all elements of our chief executive officer’s total compensation, including the chief executive officer’s compensation level based on this evaluation.

5

[1]	Mr. Berg served on the Audit Committee until October 31, 2016, when he took the position of executive chair of DMG.
[2]	Ms. Arway was appointed to the Audit Committee on November 1, 2016.
[3]	Mr. Desroches was appointed to the Audit Committee on January 5, 2017, and to the Compensation Committee on April 27, 2017.
[4]	Mr. Valine will step down from the Committee when his current Board term expires and he retires from the Board as of the date of the Annual Meeting.
[5]	Mr. Diaz served on the Compensation Committee until February 13, 2017, as previously discussed in the “Director Independence” section on page 13.

Corporate Governance

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2016
Compensation (continued)

•      Works closely with and considers the recommendations of our chief executive officer to determine the compensation of our other executive officers.

•      Reviews the goals and objectives and summary performance assessments applicable to the compensation of our other executive officers. Reviews and approves all elements of total compensation of our other executive officers after considering the recommendations of the chief executive officer, who conducts a performance and compensation review of each other executive officer and reviews his detailed assessments of the performance of each of the other executive officers with the Compensation Committee.

•      Reviews the results of advisory stockholder votes and other stockholder feedback on the compensation of our executive officers and considers whether to make adjustments to our compensation structure, policies and practices as a result of such votes.

Nominating and Governance Peter T. Grauer Chair Pamela M. Arway Carol Anthony (“John”) Davidson Roger J. Valine[4]	• Oversees the composition, structure, operation and evaluation of the Board. • Reviews and makes recommendations to the Board about our governance principles, policies and processes, and oversees compliance with existing principles and policies. • Assists in identifying and recruiting candidates for the Board. • Annually reviews the performance of the individual members of the Board. • Proposes a slate of nominees for election at the annual meeting of stockholders. • Makes recommendations to the Board regarding the membership and chairs of the committees of the Board.	2
Compliance Committee[6] Barbara J. Desoer Chair[7] Dr. William L. Roper Phyllis R. Yale[8]

•      Reviews and oversees compliance with Federal healthcare program requirements and the Corporate Integrity Agreement.

•      Oversees and monitors the effectiveness of our healthcare regulatory compliance program, reviews significant healthcare regulatory compliance risk areas, and reviews the steps management is taking to monitor, control and report these risk exposures.

•      Together with the Audit Committee, assists the Board with oversight of enterprise risk management and healthcare legal and regulatory compliance.

•      Has primary responsibility for oversight of healthcare regulatory requirements and ensuring proper communication of healthcare regulatory compliance issues to the Board.

•      Meets at least once each quarter in executive sessions with our chief compliance officer to discuss, among other things, our compliance program and to receive an update on compliance activities initiated or completed during the quarter.

		8
Public Policy[8] John M. Nehra Chair Paul J. Diaz Phyllis R. Yale[9]	• Advises the Board on public policy and government relations issues facing the healthcare industry and the Company. • Makes recommendations to the Board as to policies and procedures relating to issues of public policy and government relations that are having or could have an impact on the Company’s industry, business or operations. • Oversees the Company’s government affairs activity and political spending.	2
Clinical Performance Dr. William L. Roper Chair Carol Anthony (“John”) Davidson Barbara J. Desoer	• Advises the Board on clinical performance issues facing the Company. • Makes recommendations to management and to the Board as to policies and procedures relating to issues of clinical performance.	2

[6]	Mr. Berg served on the Compliance Committee until October 31, 2016, when he took on the position of executive chair of DMG. Mr. Diaz served on the Compliance Committee until February 13, 2017, as previously discussed in the “Director Independence” section on page 13.
[7]	Ms. Desoer was appointed chair of the Compliance Committee on November 1, 2016.
[8]	Ms. Arway served on the Public Policy Committee until April 27, 2017.
[9]	Ms. Yale was appointed to the Compliance Committee on November 1, 2016 and to the Public Policy Committee on January 5, 2017.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	17

Overview of Committee Membership Qualifications

Director	Independent	Other Public Company Boards*
Pamela M. Arway[1,2]	Yes	2
Charles G. Berg	No	0
Carol Anthony (“John”) Davidson[2]	Yes	3
Barbara J. Desoer	Yes	0
Pascal Desroches[1,2]	Yes	0
Paul J. Diaz[4]	No	1
Peter T. Grauer[1,3]	Yes	2
John M. Nehra	Yes	0
Dr. William L. Roper	Yes	1
Kent J. Thiry	No	0
Roger J. Valine[1,2]	Yes	0
Phyllis R. Yale	Yes	1

[1]	Member of the Compensation Committee and is (a) independent under the listing standards of the NYSE and the Company’s independence standards, (b) a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and (c) an “outside director” as defined in Internal Revenue Service regulations.
[2]	Member of the Audit Committee and qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and is “independent” and “financially literate” under the listing standards of the NYSE and the Company’s independence standards.
[3]	Mr. Grauer is our Lead Independent Director.
[4]	Mr. Diaz is not independent under the NYSE listing standards, until at least May 22, 2017. See the section titled “Director Independence” above for more information.
*	Current as of March 31, 2017.

Risk Oversight

The Board’s involvement in risk oversight involves the Audit Committee, the Compliance Committee and the full Board. Each of the Audit Committee and Compliance Committee are comprised of independent non-executive directors. The Audit Committee is responsible for legal and regulatory risk oversight and the Compliance Committee has primary responsibility for oversight of healthcare legal and regulatory compliance requirements. The Audit Committee and the Compliance Committee meet regularly with our chief legal officer and chief compliance officer, and work together to assist the Board with oversight of legal and compliance enterprise risk management and to ensure that management identifies, monitors, controls and reports such compliance risk exposures. The Compliance Committee reviews significant healthcare legal and regulatory compliance risk areas, and meets on a regular basis and reports directly to the Board on its findings. The Audit Committee reviews materials on enterprise risk management on an annual basis. These materials include identification of top enterprise risks for the Company, the alignment of management’s accountability and reporting for these risks, and mapping of the Board’s and Audit Committee’s oversight responsibilities for key risks. In addition, the Audit Committee and the full Board periodically review materials to address the identification and status of major risks to the Company. The Audit Committee discusses significant risk areas and the actions management has taken to identify, monitor, control and report such exposures. The Audit Committee also reviews with the Company’s chief legal officer legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies, including such matters identified by the Compliance Committee or the chief compliance officer. At each meeting of the full Board, the chairman of the Audit Committee reports on the activities of the Audit Committee, including risks identified and risk oversight.

Additionally, the Compensation Committee annually reviews risk considerations in our compensation program, as described more fully in our “Compensation Discussion and Analysis” on page 47.

Corporate Governance

Board Share Ownership Policy

We have a share ownership policy that applies to all non-employee members of the Board. The purpose of the policy is to align the financial interests of our non-employee Board members with those of our stockholders.

Both shares owned directly and shares underlying vested but unexercised stock appreciation rights (“SARs”), including stock-settled stock appreciation rights (“SSARs”), restricted stock units (“RSUs”), and stock options are included in the determination of whether the share ownership guidelines have been met. The total net realizable share value retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the Board member to date in excess of $100,000; or

•	three times the annual Board cash retainer of $80,000, or $240,000.

As of December 31, 2016, each of our non-employee members of the Board had met the requirements of our share ownership guidelines. See “Compensation Discussion and Analysis — Compensation Policies and Practices — Management Share Ownership Policy” on page 47 of this Proxy Statement for more information regarding our management share ownership policy.

Code of Ethics and Codes of Conduct

We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and chief accounting officer, chief legal officer, and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our employees, officers and the Board. The code of ethics and the code of conduct are available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance. If the Company amends or waives the code of ethics or the code of conduct with respect to our chief executive officer, chief financial officer, controller or chief accounting officer, chief legal officer, or persons performing similar functions, we will disclose the amendment or waiver at the same location on our website.

DMG also has a code of conduct that applies to its officers, employees, affiliated physicians, and persons serving on the board of directors of its subsidiaries, and contracted providers, vendors and all third parties conducting business on behalf of DMG. The DMG code of conduct is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

Insider Trading Policy

We have adopted an Insider Trading Policy applicable to our directors, executive officers and employees that is intended to ensure that those individuals do not violate the securities laws by transacting in our common stock or other Company securities while in the possession of material non-public information, or by engaging in other conduct that while lawful might not be aligned with stockholders’ best interest. Under our Insider Trading Policy, pre-clearance by our chief legal officer is required for equity and 401(k) plan transactions entered into by our executives and Board members, such as an option or stock appreciation right exercise, or electing to invest in or divest shares of our common stock, as well as certain other transactions involving our common stock. In addition, quarterly trading blackouts are imposed under the Insider Trading Policy upon our directors, executive officers and certain other employees who are deemed to have access to the Company’s financial results prior to their becoming final and being publicly disclosed. The Insider Trading Policy strictly prohibits hedging transactions. Moreover, our directors, executive officers and other employees are prohibited from pledging Company securities as collateral for a loan.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	19

Proposal 2 Ratification of the Appointment of our Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Representatives of KPMG LLP are expected to attend the Annual Meeting in person and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2017. Although we are not required to seek stockholder ratification of this appointment, the Board believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The following table sets forth the aggregate professional fees billed to us for the years ended December 31, 2016 and 2015 by KPMG LLP, our independent registered public accounting firm:

	2016	2015
Audit fees[1]	$5,565,666	$5,063,695
Audit-related fees[2]	$887,616	$539,789
Tax fees[3]	$693,743	$589,551
All other fees	—	—
Total	$7,147,025	$6,193,035

[1]	Includes aggregate fees for the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting included in our Form 10-K and the three quarterly reviews of our consolidated financial statements included in our Form 10-Q and other SEC filings. In addition, audit fees include statutory audits in several countries outside of the U.S. where we conduct operations through our international subsidiaries.

[2]	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees.” The audit-related fees in 2016 and 2015 include fees for audits of our employee benefit plans, an audit of a majority-owned entity, audits of DMG’s risk bearing organizations, and fees of $186,000 and $101,009 in 2016 and 2015, respectively, for due diligence services relating to potential acquisitions.

[3]	Includes fees for professional services rendered for tax advice and tax planning. None of these fees were for tax compliance or tax preparation services.

Pre-approval Policies and Procedures

The Audit Committee is required to pre-approve the audit, audit-related, tax and all other services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by the independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approved all such services in 2016 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

Corporate Governance

Proposal 3 Advisory Vote on Executive Compensation

As required by SEC rules, we are providing stockholders with a proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

Since the initial say-on-pay vote of stockholders at our 2011 annual meeting of stockholders, we have held a say-on-pay vote every year. This year, in accordance with SEC rules, we will be asking stockholders to vote on a separate proposal on how frequently the Company should continue to hold a say-on-pay vote. See the section titled “Proposal 4 Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation” below.

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. We design our executive officer compensation program to attract and retain outstanding leaders who possess the skills and talent necessary to achieve our business goals and objectives.

Our ultimate objective is to continue to create long-term stockholder value by being a leader in clinical differentiation, generating strong overall revenue growth, increasing market share, improving clinical outcomes, growing operating margins, increasing Medicare Advantage enrollment, and delivering consistently strong total stockholder return.

To help achieve this objective, we have established an executive compensation program that we believe:

(i)	rewards superior clinical outcomes;

(ii)	rewards strong Company performance;

(iii)	aligns our executives’ interests with our stockholders’ interests; and

(iv)	is competitive with the companies in healthcare services, diagnostics, managed care and solutions markets so that we can attract and retain outstanding executives.

We believe that the named executive officers were instrumental in achieving our 2016 results, including the following major achievements and financial operating performance indicators in 2016:

•	improved clinical outcomes in our U.S. dialysis operations, including third consecutive year as a leader in scores achieved under the Five-Star Quality Rating System created by the Centers for Medicare and Medicaid Services;

•	consolidated net revenue growth of 7.0%;

•	5.7% net revenue growth in our U.S. dialysis segment operations;

•	U.S. dialysis treatment growth of 4.5%;

•	17.3% increase in net revenue for our other ancillary services and strategic initiatives;

•	net increase of 99 U.S. dialysis centers and 36 international dialysis centers;

•	7.2% increase in DMG’s net revenue related to an increase in its fee-for-service business from a major acquisition;

•	formation of a strategic joint venture in our Asia-Pacific market; and

•	strong operating cash flows of $1.963 billion.

The Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•	strong pay-for-performance alignment, with equity awards ranging up to 70% of our named executive officers’ compensation in 2016, and with short-term cash bonuses and long-term incentive awards of cash and equity tied to the achievement of various performance metrics;

•	a stock ownership policy that requires covered executives to accumulate a meaningful ownership stake in the Company over time to strengthen the alignment of our executive officers’ and stockholders’ interests;

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	21

•	a clawback policy that permits the Board to recover bonuses and incentive and equity-based compensation from executive officers and members of the Board whose fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statements; and

•	equity incentive plans that prohibit repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure).”

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation, as they did following the 2016 annual meeting of stockholders and each annual meeting of stockholders going back to 2011.

The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

Corporate Governance

Proposal 4 Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking stockholders whether future say-on-pay votes should be held every one, two or three years. We are required to hold this say-on-pay frequency vote at least once every six calendar years. When we conducted our last say-on-pay frequency vote at our 2011 annual meeting of stockholders, our stockholders expressed a strong preference to conduct say-on-pay votes on an annual basis. Consistent with that preference, since that time, we have continued to hold our say-on-pay vote annually. Over the past six years, the Board has not found any basis for believing that the previously-expressed stockholder preference should not continue to govern and notes that annual say-on-pay votes are the most prevalent market practice.

After careful consideration of this proposal, the Board has determined that the Company should hold future say-on-pay votes every year for a number of reasons, including the following:

•	An annual say-on-pay vote will allow us to obtain stockholder input on our executive compensation program on a more consistent basis, which aligns closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and practices;

•	A one-year frequency provides the highest level of accountability and communication by enabling the say-on-pay vote to correspond with the most recent executive compensation information presented in our proxy statement for the annual meeting; and

•	Holding say-on-pay votes annually is consistent with a majority of institutional investor policies.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, stockholders are being provided with four choices with respect to this proposal: a say-on-pay vote every year, every two years or every three years, or stockholders may abstain from voting on this proposal.

This vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders’ recommendation as to the frequency of future say-on-pay votes.

Nevertheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders. Our stockholders, however, will be given the opportunity to vote on the frequency of say-on-pay votes at least once every six years.

The Board recommends a vote for a ONE YEAR frequency of future say-on-pay votes.

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	23

The following table sets forth information regarding the ownership of our common stock as of March 31, 2017 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of the Company.

Name and address of beneficial owner[1]	Number of shares beneficially owned	Percentage of shares beneficially owned
Warren E. Buffett[2] Berkshire Hathaway Inc.[2] 3555 Farnam St. Omaha, NE 68131	38,565,570	19.82%
The Vanguard Group, Inc.[3] 100 Vanguard Blvd. Malvern, PA 19355	14,749,437	7.58%
BlackRock Inc.[4] 55 East 52nd St. New York, NY 10055	12,884,961	6.62%

Directors and Officers:
Kent J. Thiry[5]	2,541,653	1.3%
Javier J. Rodriguez[6]	531,225	*
James K. Hilger[7]	59,959	*
Kathleen A. Waters	-	-
LeAnne M. Zumwalt[8]	23,640	*
Pamela M. Arway[9]	47,855	*
Charles G. Berg[10]	82,890	*
Carol Anthony (“John”) Davidson[11]	55,744	*
Barbara J. Desoer[12]	5,846	*
Pascal Desroches	338	*
Paul J. Diaz[13]	19,141	*
Peter T. Grauer[14]	130,630	*
John M. Nehra[15]	155,839	*
Dr. William L. Roper[16]	91,353	*
Roger J. Valine[17]	89,889	*
Phyllis R. Yale	1,039	*
All directors and executive officers as a group (18 persons)[18]	3,858,035	2.0%

*	Amount represents less than 1% of our common stock.

[1]	Unless otherwise set forth in the footnotes below, the address of each beneficial owner is 2000 16th Street, Denver, Colorado, 80202.

[2]	Based solely on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 17, 2015, by Berkshire Hathaway Inc., a diversified holding company which Mr. Buffett may be deemed to control. Such filing indicated that, as of December 31, 2014, Mr. Buffett and Berkshire Hathaway Inc. share voting and dispositive power over 38,565,570 shares of the Company’s common stock, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway Inc. as a result of being a parent holding company or control person.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

[3]	Based solely upon information contained in Amendment No. 6 to Schedule 13G filed with the SEC on February 9, 2017, as of December 31, 2016, The Vanguard Group, Inc., an investment adviser, has sole voting power with respect to 253,467 shares, shared voting power with respect to 30,078 shares, sole dispositive power with respect to 14,469,557 shares and shared dispositive power with respect to 279,880 shares.

[4]	Based solely upon information contained in Amendment No. 1 to Schedule 13G filed with the SEC on January 23, 2017, as of December 31, 2016, BlackRock, Inc., an investment advisor, has sole voting power with respect to 11,337,704 shares and sole dispositive power with respect to 12,884,961 shares.

[5]	Includes 498,178 shares held in a family trust and 2,041,169 shares issuable upon the exercise of SSARs and 2,306 performance stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[6]	Includes 432,114 shares issuable upon the exercise of SSARs and 1,294 performance stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[7]	Includes 45,601 shares issuable upon the exercise of SSARs and 900 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[8]	Includes 17,802 shares issuable upon the exercise of SSARs and 1,800 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[9]	Includes 34,076 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[10]	Includes 24,814 shares held in trust and 58,076 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[11]	Includes 46,076 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[12]	Includes 3,819 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[13]	Includes 10,076 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[14]	Includes 86,717 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[15]	Includes 82,076 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[16]	Includes 82,076 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[17]	Includes 70,076 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

[18]	Includes 3,027,974 shares issuable upon the exercise of SSARs and 6,840 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2017.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	25

Information Concerning Our Executive Officers

Name	Age	Position
Kent J. Thiry	61	Chairman and Chief Executive Officer, DaVita, and Chief Executive Officer, DaVita Medical Group
Javier J. Rodriguez	46	Chief Executive Officer, DaVita Kidney Care
Joel Ackerman	51	Chief Financial Officer
James K. Hilger	55	Chief Accounting Officer
Kathleen A. Waters	49	Chief Legal Officer
Jeanine M. Jiganti	57	Chief Compliance Officer
LeAnne M. Zumwalt	58	Group Vice President, Purchasing and Public Affairs

Our executive officers are appointed by, and serve at the discretion of, the Board. Set forth below is a brief description as of March 31, 2017 of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the section of this Proxy Statement entitled “Information Concerning Members of the Board Standing for Election.”

Javier J. Rodriguez became our chief executive officer, DaVita Kidney Care in March 2014. Since joining the Company in 1998, Mr. Rodriguez has served in a number of different capacities. From February 2012 to March 2014, he served as our president. From April 1, 2006 through February 2012, he served as our senior vice president. Before that, from 2000 to 2006 he served as a vice president of operations and payor contracting. Mr. Rodriguez joined the Company in 1998 as a director of value management. Prior to joining the Company, Mr. Rodriguez worked for Baxter Healthcare Corporation in Finance from 1995 to 1996. He also previously served as director of operations for CBS Marketing Inc. in Mexico City.

Joel Ackerman became our chief financial officer on February 27, 2017 after serving as our senior vice president, finance from February 21, 2017 to February 26, 2017. Prior to joining us, he was the chief executive officer and a member of the board of directors of Champions Oncology, Inc., a company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Mr. Ackerman is currently the Chairman of Champions Oncology.

He was also a managing director at Warburg Pincus, a global private equity firm, where he led the healthcare services team for 10 years from January 1999 to September 2008. Mr. Ackerman sits on the board of directors at Kindred Healthcare, Inc., a position he has held since December 2008, and previously served on the board of directors of Coventry Health Care, Inc. a national managed care company, from September 1999 until its acquisition by Aetna Inc. in May 2013. He is also chairman of the board of One Acre Fund, a non-profit organization that focuses on smallholder agriculture, and serves more than 400,000 subsistence farmers in Africa.

James K. Hilger became our chief accounting officer in April 2010. Mr. Hilger also served as our interim chief financial officer from March 2015 until February 2017 and from April 2012 until November 2013. Prior to April 2010, Mr. Hilger served as our vice president and controller since May 2006, after having served as our vice president, finance beginning in September 2005. Mr. Hilger was our acting chief financial officer from November 2007 through February 2008. From September 2003 to September 2005, Mr. Hilger served as vice president, finance and administration and chief financial officer of Pyramid Breweries, a brewer of specialty beverages. From December 1998 to July 2003, Mr. Hilger served as chief executive officer and chief financial officer of WorldCatch, Inc., a seafood industry company. From 1987 until joining WorldCatch, Inc., Mr. Hilger held a variety of senior financial positions in the food industry. Mr. Hilger began his career in public accounting with Ernst & Whinney.

Security Ownership of Certain Beneficial Owners and Management

Kathleen A. Waters became our chief legal officer in May 2016. Prior to joining the Company, Ms. Waters was senior vice president, general counsel and secretary of Health Net, Inc., a publicly traded managed care organization, from April 2015 to March 2016. She was a partner in Morgan, Lewis & Bockius LLP’s litigation practice from 2003 to 2015. She also was the leader of that firm’s Los Angeles litigation group and co-leader of the healthcare group. Before that, Ms. Waters was a partner at Brobeck, Phleger & Harrison LLP in Los Angeles.

Jeanine M. Jiganti became our chief compliance officer in March 2013. From July 2012 to March 2013, she served as our vice president, international chief compliance officer and deputy chief compliance officer. Prior to joining us, she served as chief compliance officer for Takeda Pharmaceuticals North America, a subsidiary of a Japanese pharmaceutical company, from October 2005 to March 2012. Additionally, she served as chief compliance officer for several of Takeda Pharmaceutical Company Limited’s affiliates including Takeda Global Research and Development and Takeda Pharmaceuticals International Operations. During Ms. Jiganti’s career, she has served as general counsel for the Illinois Department of Commerce and Economic

Opportunity from September 2003 to September 2005, general counsel of Near North Insurance Company from September 2002 to September 2003 and vice president of litigation at Caremark Inc., a pharmaceutical services company, from 1996 to 2002.

LeAnne M. Zumwalt became our group vice president, purchasing and public affairs in July 2011. From January 2000 to July 2011, Ms. Zumwalt served as our vice president in many capacities. From January 2000 to October 2009, she served as our vice president, investor relations while having other responsibilities. From 1997 to 1999, Ms. Zumwalt served as chief financial officer of Vivra Specialty Partners, Inc. a privately held healthcare service and technology firm. From 1991 to 1997, Ms. Zumwalt held various executive positions, including chief financial officer, at Vivra Incorporated, a provider of renal dialysis services and other healthcare services. Prior to joining Vivra Incorporated, Ms. Zumwalt was a senior manager at Ernst & Young LLP. Ms. Zumwalt serves on the board of The Advisory Board Company.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2016.

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	27

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Compensation Discussion and Analysis Information

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation program for the following named executive officers (“NEOs”):

NEO	TITLE
Kent J. Thiry	Chairman and Chief Executive Officer, DaVita, and Chief Executive Officer, DaVita Medical Group
Javier J. Rodriguez	Chief Executive Officer, DaVita Kidney Care
Kathleen A. Waters	Chief Legal Officer[1]
LeAnne M. Zumwalt	Group Vice President, Purchasing and Public Affairs
James K. Hilger	Former Interim Chief Financial Officer and Chief Accounting Officer[2]

[1]	Ms. Waters joined the Company as chief legal officer on May 6, 2016.
[2]	Mr. Hilger served as interim chief financial officer until February 27, 2017 and continues to serve as our chief accounting officer.

Executive Summary

Our Business

The Company consists of two major divisions, DaVita Kidney Care (“DKC”) and DaVita Medical Group (formerly known as HealthCare Partners or HCP, and referred to herein as “DMG”). DKC is comprised of our U.S. dialysis and related lab services, our ancillary services and strategic initiatives, including our international operations, and our corporate administrative support. DMG provides healthcare services, primarily under capitation contracts and on a fee-for service basis.

Our largest line of business is our U.S. dialysis and related lab services business, which is a leading provider of kidney dialysis services in the United States. As of December 31, 2016, we operated or provided administrative services through a network of 2,350 outpatient dialysis centers in the U.S., serving a total of approximately 187,700 patients in 46 states and the District of Columbia. We also provide acute inpatient dialysis services in approximately 900 hospitals. In 2016, our overall network of U.S. outpatient dialysis centers increased by 99 centers primarily as a result of opening new centers and acquisitions. In addition, the overall number of patients that we serve in the U.S. increased by approximately 4.5% from 2015.

Our other major line of business is DMG, a patient-and physician-focused integrated healthcare delivery and management company with over two decades of experience providing coordinated, outcomes-based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, DMG had approximately 749,300 members under its care in southern California, central and south Florida, southern Nevada, and central New Mexico as of December 31, 2016. In addition to its managed care business, during the year ended December 31, 2016 DMG provided care in all of its markets to over 896,200 patients whose health coverage is structured on a fee-for-service basis, including patients enrolled through traditional Medicare and Medicaid programs, preferred provider organizations and other third party payors.

The DMG patients as well as the patients of DMG’s associated physicians, physician groups and independent practice associations benefit from an integrated approach to medical care that places the physician at the center of patient care. As of December 31, 2016, DMG delivered services to its members via a network of approximately 700 primary care physicians, over 2,500 associated group and other network primary care physicians, approximately 200 network hospitals, and several thousand associated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive information technology system, sophisticated risk management techniques and clinical protocols to provide high-quality, cost-effective care to DMG’s members.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	29

Our executive compensation program is best understood within the context of the business environment in which we currently operate. We face uncertainty in the healthcare industry, with prospective implementation of federal healthcare reform legislation and similar measures that may be enacted at the state level; increase in regulation by numerous federal, state and local government entities; reductions in reimbursements under federal and state healthcare programs, including Medicare and Medicaid; and continued downward pressure on our commercial payment rates.

Our Executive Compensation Structure

Our executive compensation program is designed to be aligned with our strategic, operational and financial objectives to create stockholder value. Our executive compensation structure is comprised of both short-term and long-term incentive opportunities, which are based on challenging performance goals that we believe align with our strategic objectives to provide high quality care to our patients, increase profitability, maximize growth and increase stockholder value.

The design of our 2016 short-term and long-term criteria, described in further detail starting on page 36, emphasized our objectives as a Company, and our resulting compensation structure incorporated incentives tied to clinical care, profit and growth.

We will continue our ongoing engagement with our stockholders on corporate governance and executive compensation issues that are of interest to them. The Compensation Committee considers the feedback we receive from our stockholders when making decisions regarding our compensation program structure and the individual compensation of our NEOs. We also believe it is important to maintain consistency with our compensation philosophy and approach, described in further detail below in the section entitled “Our Compensation Design and Philosophy,” to continue to incentivize management toward short-term and long-term financial and operating goals, which are intended to create long-term stockholder value.

Consideration of Say-on-Pay Results and Pay for Performance

At our annual meetings of stockholders held in June 2014, June 2015 and June 2016, approximately 94%, 96% and 86%, respectively of the votes cast by stockholders at the annual meeting were voted in favor of the compensation program for our NEOs. We believe the votes reflect consistent support for our executive compensation program. In addition, we contacted our largest institutional stockholders in late 2016 to discuss our existing compensation structure. During these discussions, stockholders expressed general satisfaction with our executive compensation program, and emphasized continued “pay-for-performance.” While we did not modify our executive compensation program in response to the prior year say-on-pay vote, based on the feedback we received from our stockholders, we further refined our short-term and long-term incentive programs by simplifying them to reduce the number of measures and focus instead on key performance measures that best reflect the particular NEO’s responsibilities and business division(s) that he or she oversees.

Our Compensation Design and Philosophy

Our ability to recruit, engage, motivate and retain highly qualified executives is essential to our long-term success. An important goal in the design of our executive compensation program is to attract and retain outstanding leaders who possess the skills and talent necessary to achieve our business goals and objectives, and who embody our mission and values. We believe it is in the best interests of our stockholders to attract and retain talented leaders, and we strive to do so by providing compensation that we believe is reasonable, provides the best value for our stockholders, aligns incentives with appropriate performance goals, and is sufficient to achieve our recruitment and retention objectives.

Our ultimate objective is to continue to create long-term stockholder value by being a leader in clinical differentiation, generating strong overall revenue growth, increasing market share, improving clinical outcomes, growing operating margins, increasing Medicare Advantage

Compensation Discussion and Analysis

enrollment, and delivering consistently strong total stockholder return.

To achieve this objective, we have established an executive compensation program that we believe:

(i)	rewards superior clinical outcomes;

(ii)	rewards strong Company performance;

(iii)	aligns our executives’ interests with our stockholders’ interests; and

(iv)	is competitive with the companies in healthcare services, diagnostics, managed care and solutions markets so that we can attract and retain outstanding executives.

2016 Financial and Performance Highlights

Our overall 2016 financial and operating performance benefited from increased treatment volume as a result of non-acquired growth at existing and new dialysis centers, cost control initiatives, and payor mix improvements in our DKC division. This performance was partially offset by challenges we faced with increasing labor costs and other center related costs, decreasing Medicare Advantage reimbursement rates, and increasing medical costs. We believe that the NEOs were instrumental in achieving our 2016 results, including the following major achievements and financial operating performance indicators for 2016:

•	improved clinical outcomes in our U.S. dialysis operations, including third consecutive year as a leader in scores achieved under the Five-Star Quality Rating System created by the Centers for Medicare and Medicaid Services;

•	consolidated net revenue growth of 7.0%;

•	5.7% net revenue growth in our U.S. dialysis segment operations;

•	U.S. dialysis treatment growth of 4.5%;

•	17.3% increase in net revenue for our other ancillary services and strategic initiatives;

•	net increase of 99 U.S. dialysis centers and 36 international dialysis centers;

•	7.2% increase in DMG’s net revenue related to an increase in its fee-for-service business from a major acquisition;
•	formation of a strategic joint venture in our Asia-Pacific market; and

•	strong operating cash flows of $1.963 billion.

We believe our U.S. dialysis and related lab services clinical outcomes compare favorably with other dialysis providers in the United States and generally exceed the dialysis outcome quality indicators of the National Kidney Foundation. Our clinical outcomes result in better quality of life for approximately 187,700 dialysis patients we serve.

Linking 2016 NEO Compensation to Performance

Our compensation program for our NEOs emphasizes compensation based on performance and is designed to align our NEOs’ interests with those of our stockholders. To that end, our compensation program rewards those individuals who have performed well in creating and protecting significant long-term value for the Company and its stockholders by permitting them to share in the value generated. As such, our compensation program emphasizes variable compensation in the form of cash and equity awards.

When determining the compensation for our NEOs for 2016, the Compensation Committee gave significant weight to our continued strong clinical performance, our improvement in strategic positioning and our sustained record of solid operating performance, particularly in light of ongoing general economic volatility and significant industry regulatory challenges and uncertainty. In 2016, we continued to lead industry public policy efforts, achieving favorable outcomes for the industry and the Company. The Compensation Committee balanced its evaluation of the Company’s financial and clinical performance by also considering the Company’s operations under the Corporate Integrity Agreement with the United States Department of Health and Human Services, Office of Inspector General, healthcare reform, changes to government reimbursement policies, other significant healthcare regulatory changes, and government investigations affecting the Company. The Compensation Committee also took into account both DKC’s strong financial performance and DMG’s financial

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	31

underperformance. DMG continues to experience declines in its financial performance, thereby partially offsetting DKC’s strong financial performance. DMG’s underperformance is primarily driven by government reimbursement cuts and our inability to mitigate those cuts in their entirety. When establishing 2016 compensation for our NEOs, the Compensation Committee considered these and other factors in the context of evaluating the impact that individual NEO performance had in achieving these results and responding to these challenges. The following table shows the 2016 total direct compensation (base salary, annual performance-based cash award and long-term incentive award) determined by the Compensation Committee for each NEO. This table is not a substitute for the information disclosed in the 2016 Summary Compensation Table and related footnotes, which begin on page 50.

Name	Base Salary[1]	Annual Cash Award		Annual LTI Award[5]
Kent J. Thiry	$1,273,077	$1,705,153	[2]	$8,614,098
Javier J. Rodriguez	$865,385	$1,856,250	[2]	$6,152,027
Kathleen A. Waters[3]	$334,385	$740,000	[4]	$1,468,037
LeAnne M. Zumwalt	$400,000	$200,000	[4]	$371,130
James K. Hilger	$375,000	$210,000	[4]	$467,531

[1]	The amounts reported here reflect the base salary amounts actually paid during the 2016 fiscal year. Ms. Waters joined the Company on May 6, 2016.
[2]	The amounts reported here reflect the bonus payments made to Mr. Thiry and Mr. Rodriguez under the 2016 short-term incentive program.
[3]	Ms. Waters’ initial compensation levels were determined based on the negotiations of the parties, taking into account the Company’s historical compensation practices, the market data provided by Compensia as well as the compensation received by Ms. Waters at her prior employer.
[4]	The amounts reported here reflect the bonus payments made to Ms. Waters, Ms. Zumwalt and Mr. Hilger in lieu of participation in the 2016 short-term incentive program.
[5]	The amounts reported under the Annual LTI Award column consist of the grant date fair value of all 2016 equity awards (SSARs, RSUs and PSUs) as well as the target value of the 2016 performance-based cash awards.

Compensation Discussion and Analysis

Given the emphasis on variable compensation, the Compensation Committee generally limits increases to fixed compensation amounts. After taking into account individual performance, and comparative market data provided by the committee’s outside compensation consultant, Compensia, of the NEOs who were NEOs in the prior years, the Compensation Committee gave merit-based salary increases for Mr. Thiry and Mr. Rodriguez. The Compensation Committee did not adjust the base salary levels for Mr. Hilger or Ms. Zumwalt. The following pie charts illustrate the allocation of the total direct compensation that the NEOs above earned or, in the case of the long-term incentives, were granted with respect to 2016:

The Compensation Committee believes that the above compensation structure appropriately balanced promoting long-term stockholder value creation without motivating or rewarding excessive risk-taking.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	33

Stockholder Interest Alignment

Our executive compensation is designed to focus on pay-for-performance and to align the interests of our executives with the long-term interests of our stockholders. Our incentive criteria focus on performance-based compensation that aligns with our strategic, operational and financial objectives in creating stockholder value. Our CEO receives all long-term compensation in the form of equity compensation, while other executives receive long-term compensation in the form of both equity compensation and cash-based incentive compensation. Our long-term equity compensation is comprised of stock-settled stock appreciation rights (“SSARs”), restricted stock units (“RSUs”) and performance stock units (“PSUs”). In 2016, our CEO and Mr. Rodriguez received only SSARs and PSUs as reflected in the charts below.

To create close alignment with stockholder value creation, adjusted earnings per share and/or relative total shareholder return (“Relative TSR”) account for 50% of the performance criteria for the

2016 PSUs. The equity awards are further subject to time vesting. SSAR and RSU awards granted in 2016 vest 50% on each of the third and fourth anniversaries of the grant date with the exception of the SSARs and RSUs granted to Ms. Waters in connection with the commencement of employment with the Company, which vest 50% each on the second and third anniversaries of the grant date. PSUs vest 31% on May 15, 2019 and 69% on May 15, 2020 for Mr. Thiry and 50% on each of May 15, 2019 and 2020 for Mr. Rodriguez. The combination of performance-based metrics and extended vesting schedules is intended to assist in the long-term retention of executives and to further align the interests of our executives with the long-term interests of our stockholders. A key component of our executive compensation philosophy and design is that stock-based compensation creates an incentive for the executives to contribute to the overall success of the Company and to take actions that result in the creation of long-term stockholder value.

Compensation Discussion and Analysis

Key Features of Our Executive Compensation Program

We Do	We Do Not
Have double trigger change of control provisions for acceleration of equity award vesting	Provide excise tax gross-ups on change of control payments for new or materially amended agreements entered into since 2008[1]
Limit severance payments to not more than three times base salary and bonus	Re-price or replace underwater stock options or stock appreciation rights
Provide for multi-year vesting and performance periods for equity award grants to reinforce a culture in which the Company’s long-term success takes precedence over volatile short-term results	Have our Compensation Committee’s independent compensation consultant provide any other services to the Company
Have our Compensation Committee use an independent compensation consultant	Have a defined benefit pension plan
Have a clawback policy that permits recovery of bonuses, incentive and equity-based compensation from executives	Allow hedging of the Company’s securities by directors, executives or other employees
Seek stockholder feedback on our executive compensation program	Allow directors, executives and other employees to pledge the Company’s securities as collateral for a loan
Apply meaningful stock ownership guidelines to strengthen alignment of executives’ and stockholders’ interests

[1]	We have not provided for tax gross-ups in any employment agreements or amended employment agreements entered into after July 2008. Our CEO has the only remaining legacy agreement that contains a tax gross-up; however, no gross-up would have been payable under his agreement in any of the prior five years if a change of control had occurred. See “Potential Payments Upon Termination or Change of Control” on pages 55 to 60.

Elements of Compensation

The elements of direct compensation offered under our executive compensation program include both fixed (base salaries) and variable (short-term and long-term incentives) compensation.

Base Salary

We compensate our executives with a base salary because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Base salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives with reference to comparative pay within the Company for executives with similar levels of responsibility, the prior experience of the executive, and expected contributions to Company performance.

We do not guarantee base salary adjustments on an annual basis. During March of each year, the Compensation Committee considers adjustments to base salary as part of the overall annual compensation assessment for our executives. Our CEO typically provides the Compensation Committee with his recommendation regarding merit-based increases for each executive officer other than himself. The CEO’s base salary is recommended by the Compensation Committee for approval by the independent members of the Board of Directors, after considering input from Compensia, the Compensation Committee’s independent compensation consultant, and Compensia’s analysis of CEO compensation of our comparator peer group.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	35

In March 2016, the base salaries for Mr. Thiry and Mr. Rodriguez were each increased by $100,000 in recognition of their performance and to better align with the competitive market. The Compensation Committee did not adjust the base salary levels for Mr. Hilger or Ms. Zumwalt. Annualized base salaries for the NEOs reflecting these adjustments are reflected in the below table.

Name	2016 Base Salary*
Kent J. Thiry	$1,300,000
Javier J. Rodriguez	$900,000
Kathleen A. Waters	$540,000
LeAnne M. Zumwalt	$400,000
James K. Hilger	$375,000

*	The amounts reported reflect the annual base salaries approved in March 2016.

Short-Term Incentive Program (STI Program) for 2016

The STI program awards in 2016 were granted pursuant to the DaVita HealthCare Partners Inc. 2011 Incentive Award Plan, as amended and restated (the “Incentive Award Plan”), which permits the issuance of stock options, SSARs, restricted stock, RSUs, PSUs, equity-based and cash-based performance awards, as well as other forms of equity awards.

Under the STI program in 2016, Mr. Thiry and Mr. Rodriguez were eligible for a maximum annual performance-based bonus potential calculated as a multiple of the annual salary approved in March 2016 by the Compensation Committee, and with respect to the CEO, the independent members of the Board, as summarized in the table below.

Name	2016 Base Salary	Multiple of 2016 Base Salary	2016 STI Maximum Bonus Potential
Kent J. Thiry	$1,300,000	3.0x	$3,900,000
Javier J. Rodriguez	$900,000	2.5x	$2,250,000

Each performance metric under our STI program was assigned a relative weight to determine the percentage of the maximum bonus potential for which each executive was eligible. The percentage of the maximum bonus potential to be paid was determined based on results achieved in 2016, and the Compensation Committee could then exercise negative discretion to reduce the annual bonus payment based on changed or special circumstances, or factors that may not have been anticipated when the criteria range for the metrics was established.

Neither Ms. Waters nor Ms. Zumwalt are subject to the terms of the 2016 STI Program. Ms. Waters joined the Company in May 2016 after the eligible participants and performance metrics for the program had already been determined. Given the nature of Ms. Zumwalt’s role, after carefully considering whether formulaic participation in the STI program provided the strongest degree of alignment with our stockholders, the Compensation Committee determined that Ms. Zumwalt should not be included in the 2016 STI Program. Mr. Hilger was not subject to the terms of the 2016 STI program because he was serving as chief financial officer on an interim basis.

In lieu of an STI bonus Ms. Waters received a cash bonus in the amount of $740,000 in recognition of her significant contributions to the Company’s efforts to protect the Company’s and our patients’ interests, In addition, Ms. Zumwalt was awarded a cash bonus amount of $400,000 for her efforts in advancing the Company’s public policy interests and pursuing long-term strategic agreements with the Company’s suppliers, however, in accordance with the terms of her bonus arrangement, $200,000 of this amount is subject to the achievement of an additional operational goal and will be paid upon achievement of such goal. The Committee viewed the additional operational goal as reasonably achievable at the time the goal was set. Mr. Hilger received a cash bonus in the amount of $210,000 in recognition of his performance and dual responsibilities as interim chief financial officer and chief accounting officer. The 2016 eligible performance bonus amounts and the actual bonus amounts awarded to Ms. Waters, Ms. Zumwalt and Mr. Hilger are reflected in the table below.

Name	2016 Eligible Bonus Amount	2016 Actual Bonus Amount
Kathleen A. Waters	$750,000	$740,000
LeAnne M. Zumwalt	$400,000	$400,000*
James K. Hilger	$350,000	$210,000

*	$200,000 of this amount is subject to the achievement of an additional operational goal, and will be paid upon achievement of such goal.

Compensation Discussion and Analysis

The tables below summarize the relative weights, criteria range, performance based eligibility range, actual performance and eligible payout achieved for each of the 2016 STI performance metrics, as well as the actual payout percentage and dollar amount for Mr. Thiry and Mr. Rodriguez. The Compensation Committee retained the discretion to reduce STI awards to Mr. Rodriguez and the independent members of the Board retained the discretion to reduce STI awards to Mr. Thiry if they determined that such adjustments or reductions would be appropriate, based on the Company’s and our stockholders’ best interests. The Compensation Committee and the independent members of the Board did not use their discretion to reduce any STI awards for 2016. Given the market and operating conditions at the time the targets were set, the target payout levels were designed to be achievable with strong management performances while maximum payout levels were designed to be difficult to achieve.

Kent J. Thiry

			Performance Based Eligibility Range			Eligible Payout Achieved
2016 STI Performance Metrics	Weight	Criteria Range	(%)	($)	Actual Performance	(%)	($)
Enterprise Adjusted Operating Income	75%	$1,837.5 million to $1,950.0 million[1]	25% - 100%	$731,250 - $2,925,000	$1,849.5 million	25%	$731,250
Adjusted Kidney Care Non-Acquired Growth	12.5%	Range tied to internal goal	50% - 100%	$243,750 - $487,500	Above high end of range	100%	$487,500
DMG Star Metrics	12.5%	Customized index range	30% - 100%	$146,250 - $487,500	Internal index value	99.8%	$486,403
				Total Eligible STI Bonus		43.7%	$1,705,153
				Total Actual STI Bonus		43.7%	$1,705,153

[1]	Criteria range represents the top 75% of the guidance range for 2016 provided to our stockholders with our fourth quarter 2015 earnings release, the latest guidance range available to the Compensation Committee at the time it approved these performance conditions.

Javier J. Rodriguez

			Performance Based Eligibility Range			Eligible Payout Achieved
2016 STI Performance Metrics	Weight	Criteria Range	(%)	($)	Actual Performance	(%)	($)
Core Kidney Care Adjusted Operating Income	70%	$1,650 million to $1,725 million[1]	25% - 100%	$393,750 - $1,575,000	$1,715 million[1]	75%	$1,181,250
Kidney Care Interdialytic Weight Gain Patients	15%	33% to 30% (lower is better)	25% - 100%	$84,375 - $337,500	29.6%	100%	$337,500
Adjusted Kidney Care Non-Acquired Growth	15%	Range tied to internal goal	50% - 100%	$168,750 - $337,500	Above high end of range	100%	$337,500
				Total Eligible STI Bonus		82.5%	$1,856,250
				Total Actual STI Bonus		82.5%	$1,856,250

[1]	Criteria range represents the top 75% of the public guidance range for 2016 for our Kidney Care division at the time this performance metric was developed. Core Kidney Care Adjusted Operating Income is a subset of Kidney Care Adjusted Operating Income that excludes certain non-core business units. Actual Performance represents actual Adjusted Operating Income for our Kidney Care division.

Long-Term Incentive Program (LTI Program) for 2016

LTI program awards are granted pursuant to the Incentive Award Plan. Our LTI program is designed to provide a link to long-term stockholder value through equity awards for all executives, while also providing a more direct tie to our various lines of business for which executives are responsible through cash-based performance awards targeting internal operating performance metrics consistent with our existing compensation philosophy.

Equity Awards

While we emphasize stock-based compensation, we do not designate a target percentage of total compensation as stock-based. We instead maintain discretion to respond to changes in executives and Company performance and related objectives, as well as to changes in remaining relative values that have yet to be vested. We

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	37

believe that our emphasis on stock-based compensation creates an alignment of interests between our executives and our stockholders. Grants of equity awards also serve as an important tool for attracting and retaining executives. To vest in equity awards and earn the full benefit of the award, executives must remain employed for a multi-year vesting period, typically over four years, which reinforces a culture in which the Company’s long-term success takes precedence over volatile and unsustainable short-term results.

Each year, the Compensation Committee reviews an aggregate equity award pool that will be available for grants to all eligible recipients of equity awards, based on (i) the historical amounts granted, (ii) the amount of equity held by participants that is currently in-the-money, (iii) the number of shares we expect to be forfeited due to anticipated departures, and (iv) the number of shares that will likely be required both to retain and incentivize our highest-potential and highest-performing employees and to attract new employees we expect to hire during the coming year. The Compensation Committee may also recommend the establishment of special purpose share budgets for proposed interim grants. After considering such recommendations, the Board approves a budget and delegates authority to the Compensation Committee to make awards to our executive officers and other employees. The equity awards that are granted to our executives are generally made annually (typically in the first half of the year). Interim awards to our executives may be made during the year to address special circumstances, such as retention concerns, promotions and special performance recognition awards, and new hire awards. Our annual equity awards are generally awarded upon the completion of performance reviews and in connection with the Compensation Committee’s decision and review process regarding other forms of direct compensation. The timing of the interim grants is contingent upon individual circumstances. Under the terms of the Incentive Award Plan, awards are granted with an exercise or base price not less than the closing price of our common stock on the date of grant. Furthermore, the Incentive Award Plan prohibits repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval.

Stock-settled Stock Appreciation Rights

The majority-of our equity awards to executives are in the form of SSARs, which only derive value if the market value of our common stock increases. The economic value and tax and accounting treatment of SSARs are comparable to those of stock options, but SSARs are less dilutive to our stockholders because only shares with a total value equal to the grantee’s gain (the difference between the fair market value of the base shares and their base price) are ultimately issued. SSARs are granted with a base price not less than the closing price of our common stock on the date of grant and vest based on the passage of time. SSARs granted in 2016 vest 50% on each of their third and fourth anniversaries, with the exception of the SSARs granted to Ms. Waters in connection with the commencement of employment with the Company, which vest 50% on each of the second and third anniversaries.

Restricted Stock Units

We do not typically award RSUs to our NEOs as part of our compensation program. As such, neither Mr. Thiry, Mr. Rodriguez nor Ms. Zumwalt received RSUs in 2016. Ms. Waters received an RSU award in connection with her joining the Company in May 2016, and Mr. Hilger received an RSU award in consideration of his performance as our interim chief financial officer. RSUs typically vest with the passage of time over a period of three or more years, but the Compensation Committee may approve alternative vesting schedules based on performance, timing of vesting of individual outstanding grants and other retention related factors. In connection with the Company’s efforts to recruit Ms. Waters and based on the negotiation of the parties, Ms. Waters was granted RSUs that vest on the second and third anniversaries of the grant date. Mr. Hilger’s RSUs vest on the third and fourth anniversaries of the grant date.

Performance Stock Units

As an additional incentive component of our compensation program and to further align pay for performance, we typically award annual grants of PSUs to select executive officers. PSUs are granted under the Incentive Award Plan and typically vest based on a combination of accomplishment of performance metrics and

Compensation Discussion and Analysis

passage of time over a period of three or more years. However, the Compensation Committee may approve alternative vesting schedules based on performance, timing of vesting of individual outstanding grants, time of grant during the year and other retention related factors.

In 2016, 50% of the CEO’s equity compensation and 33% of Mr. Rodriguez’s equity compensation was awarded in the form of PSUs. Provided that performance goals have been met, the 2016 PSUs vest 31% on May 15, 2019 and 69% on May 15, 2020 for Mr. Thiry, and 50% on each of May 15, 2019 and May 15, 2020 for Mr. Rodriguez. Based on the level of achievement, more or less than 100% of the target PSUs can vest. Ms. Waters, Ms. Zumwalt and Mr. Hilger were not granted PSUs in 2016.

The tables below summarize the criteria range and percent range of target PSUs for each of the 2016 PSU performance metrics and detail the relative weightings of each 2016 PSU performance metric for Messrs. Thiry and Rodriguez. We are not able to present performance against the following metrics, because the varying performance periods have not yet ended. Given the market and operating conditions at the time the targets were set, the target payout levels were designed to be achievable with strong management performance, while maximum payout levels were designed to be difficult to achieve.

2016 PSU Performance Metrics	Criteria Range	Percent of Target PSUs
2019 Adjusted Earnings per Share	$4.66 - $6.03	50% - 200%
2019 DMG Adjusted Operating Income	$200 million - $275 million	50% - 200%
2018 International Adjusted Operating Income	($10) million - $20 million	50% - 200%
2017 & 2018 Kidney Care Star Metric	5% - 15% better than rest of industry	50% - 100%
2018 Village Health Hospital Admits	Range tied to internal goal	50% - 200%
Relative TSR*	25th percentile to 90th percentile	50% - 200%
*	For twelve- month periods ending March 31, 2019 and March 31, 2020, respectively, as compared to the twelve-month period ended March 31, 2016.

	Performance Metrics Weightings
2016 PSU Performance Metrics	Kent J. Thiry	Javier J. Rodriguez
2019 Adjusted Earnings per Share	25.0%	–
2019 DMG Adjusted Operating Income	12.5%	–
2018 International Adjusted Operating Income	12.5%	–
2017 & 2018 Kidney Care Star Metric	12.5%	25.0%
2018 Village Health Hospital Admits	12.5%	25.0%
Relative TSR*	25.0%	50.0%

*	For twelve- month periods ending March 31, 2019 and March 31, 2020, respectively, as compared to the twelve-month period ended March 31, 2016.

We issued PSUs to executive officers beginning in 2014 and, with the exception of the Relative TSR metric measured through March 31, 2018, the performance metrics associated with the PSUs granted in 2014 were measured through December 31, 2016. The Compensation Committee, or the independent members of the Board, as the case may be, may exercise negative discretion to reduce the number of PSUs that vest based on the achievement of the performance metrics after considering changed or special circumstances, or factors that may not have been anticipated when the criteria ranges for the metrics were developed. Negative discretion was not applied with respect to the measurable performance metrics for the PSUs granted in 2014.

The tables below summarize the criteria range and percentage range of target PSUs for each 2014 PSU performance metric, and detail the relative weightings of each performance metric for the 2014 PSUs granted to Messrs. Thiry and Rodriguez. In addition to the performance metrics identified below, the PSUs are further subject to time vesting, by which 50% of the PSUs associated with each performance metric other than Relative TSR vest on each of May 15, 2017 and May 15, 2018. All of the PSUs subject to the

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	39

achievement of the 2017 Relative TSR metric vest on May 15, 2017, and PSUs subject to the achievement of the 2018 Relative TSR metric vest on May 15, 2018.

Kent J. Thiry

			Performance Based Eligibility Range			Eligible Payout Achieved
2014 PSU Performance Metrics	Weight	Criteria Range	(%)	Shares	Actual Performance	(%)	(Shares)
Kidney Care Mortality	12.5%	13.35 –12.15 (lower is better)	50% - 200%	3,939 – 15,756	>13.35	0%	0
Kidney Care Non Acquired Growth	12.5%	3.95% - 4.70%	50% - 150%	3,939 – 11,817	4.04%	58.6%	4,612
DMG New Market Success	12.5%	2 – 6 markets	50% - 200%	3,939 – 15,756	<2 markets	0%	0
DMG New Marked Adjusted Operating Income	12.5%	50% - 200% of internal goal	50% - 200%	3,939 – 15,756	Below low end of range	0%	0
Relative TSR (2017 vesting)	25.0%	40th – 90th percentile	50% - 200%	7,878 – 31,511	Below low end of range	0%	0
Relative TSR (2018 vesting)	25.0%	40th – 90th percentile	50% - 200%	7,878 – 31,511	NA	NA	NA
				Total Eligible PSUs		7.3%	4,612
				Total Actual PSUs		7.3%	4,612

Javier J. Rodriguez

			Performance Based Eligibility Range			Eligible Payout Achieved
2014 PSU Performance Metrics	Weight	Criteria Range	(%)	Shares	Actual Performance	(%)	(Shares)
Kidney Care Mortality	25.0%	13.35 – 12.15 (lower is better)	50% - 200%	2,211 – 8,843	>13.35	0%	0
Kidney Care Non Acquired Growth	25.0%	3.95% - 4.70%	50% - 150%	2,211 – 6,632	4.04%	58.6%	2,588
Relative TSR (2017 vesting)	25.0%	40th – 90th percentile	50% - 200%	2,211 – 8,843	Below low end of range	0%	0
Relative TSR (2018 vesting)	25.0%	40th – 90th percentile	50% - 200%	2,211 – 8,843	NA	NA	NA
				Total Eligible PSUs		14.6%	2,588
				Total Actual PSUs		14.6%	2,588

Cash-Based Performance Awards

In 2016, the Compensation Committee granted cash-based performance awards to Mr. Rodriguez, Ms. Waters and Mr. Hilger. Mr. Thiry and Ms. Zumwalt received all of their 2016 LTI awards in the form of equity.

The Compensation Committee determines the target award value for NEOs’ cash-based performance awards in a manner similar to how it determines the amount of equity awards to grant; that is, based on individual and Company historical and expected performance, including an executive’s ability to influence the targeted performance measure. The aggregate target value of cash-based performance awards available for allocation to our executives is approved by the full Board for administration by the Compensation Committee along with the aggregate equity award pool.

The cash-based performance awards granted in 2016 will vest on April 1, 2019, subject to the

NEO’s continued employment and the achievement of performance conditions relating to adjusted operating income of the Company’s U.S. dialysis and related lab services operating segment in 2018. Under the terms of the Incentive Award Plan, the maximum annual amount of any cash-based performance awards payable to any executive is $10,000,000 in a 12 month period. However, the Compensation Committee established target award values for each of Mr. Rodriguez, Ms. Waters, Ms. Zumwalt, and Mr. Hilger at the time of grant, at amounts substantially lower than the maximum under the Incentive Award Plan. See “Determining LTI Program Award Amounts” on page 41.

In early 2017, Mr. Rodriguez, Ms. Zumwalt and Mr. Hilger received payouts under the 2014 long-term cash-based performance awards granted under the Incentive Award Plan. Mr. Rodriguez earned $3,213,155, Ms. Zumwalt earned $584,210, and Mr. Hilger earned $292,105 for performance representing 117% of the target payout level as a result of adjusted operating

Compensation Discussion and Analysis

income achieved for the U.S. dialysis and related lab services operating segment of $1,827 million for fiscal year 2016 compared to targets of $1,800 million at the 100% payout level and $1,880 million at the 150% payout level, respectively.

Determining LTI Program Award Amounts

The Compensation Committee reviews the annual LTI program award recommendations for our NEOs and other executives in advance of the grant date with the input of our CEO and the committee’s outside compensation consultant, Compensia. Based on a review of available equity award shares, their dilutive effect on stockholders, long-term share budgeting restrictions, cash-based performance award dollars available and recommendations from management, the Compensation Committee recommends for Board approval the aggregate equity and cash LTI program award pools for the year. In considering how to distribute the equity-based and cash-based performance award units in the respective LTI program award pools, our CEO, together with a team that includes other senior executives, gives differential attention to high-potential individuals whom the Company believes will be the future senior leaders of the Company, and to other high-performing individuals whose performance in their current positions exceeded expectations.

Each such high-potential and/or high-performing employee is then individually reviewed from a holistic perspective, starting with a review of such employee’s historical compensation, including his or her initial base salary, any base salary increases during his or her tenure with the Company, performance cash bonuses, and equity and long-term cash-based incentive award grants over his or her career at the Company. A determination is then made as to the amount and number of cash and equity LTI program award units that should be granted and the appropriate vesting schedules and performance conditions that should be implemented for such awards in order to retain and continue to motivate these high-potential, high-performing individuals. Our goal is to achieve fairness in compensation and motivate performance over the course of multiple years, which is the reason we take into account all compensation that has been awarded to such individuals over their respective careers at the Company when making prospective award decisions.

The Compensation Committee also evaluates the market competitiveness of the Company’s compensation for its NEOs and other executive officers by analyzing its historical and proposed compensation changes in light of compensation practices among its comparator peer group as provided in an annual assessment by Compensia, the Compensation Committee’s independent compensation consultant.

After taking into account the elements set forth above, the Compensation Committee approved LTI program award grants to our NEOs in 2016, with the exception of Mr. Thiry, whose LTI program award grant was approved by the independent members of the Board, as required by the committee’s charter. The table below shows the aggregate number of shares subject to SSARs, RSUs and PSUs, and the base target value of the cash-based performance awards granted to each of our NEOs in 2016.

2016 Long-term Incentive Awards	Shares Subject to SSARs (#)	Shares Subject to PSUs (#)	Shares Subject to RSUs (#)	Target Cash-Based Performance Award Value ($)
Kent J. Thiry	291,044	72,761	—	—
Javier J. Rodriguez	124,091	15,280	—	3,500,000
Kathleen A. Waters	28,164(1)	—	7,041(1)	533,000(1)
LeAnne M. Zumwalt	26,459	—	—	—
James K. Hilger	6,615	—	1,654	250,000

[1]	Ms. Waters was granted stock-settled stock appreciation rights, restricted stock units, and a performance-based cash award, in connection with the commencement of her employment in May 2016.

With the exception of the SSAR and RSU awards made to Ms. Waters in connection with her commencement of employment with the Company, which vest on the second and third anniversaries of the grant date, the 2016 SSAR and RSU awards above vest 50% in each of the third and fourth anniversaries of the grant date. The PSU awards above vest 31% on May 15, 2019 and 69% on May 15, 2020 for Mr. Thiry, and 50% on each of May 15, 2019 and May 15, 2020 for Mr. Rodriguez. In each case, vesting is subject to the NEO’s continued employment and, in the case of PSUs, the achievement of the underlying performance conditions. The cash-based performance awards vest 100% on April 1, 2019, subject to the NEO’s continued employment and the achievement of performance conditions relating to adjusted operating income of the

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Company’s U.S. dialysis and related lab services operating segment in 2018. At the time the targets were set, market and operating conditions were taken into account in determining the target vesting levels, which were designed to be achievable with strong management performance.

Executive Compensation Program for 2017

We are using performance metrics consistent with 2016 for our 2017 STI Program. We are currently in the process of finalizing the 2017 LTI Program, and anticipate that the broad structure will remain the same as for 2016. However, partly based on feedback we received from our stockholders, the PSU criteria will be further simplified to reduce the number of performance metrics to two: earnings per share targets and TSR targets. Consistent with our past practice, we also plan to reach out to our stockholders for feedback on compensation of our executive officers and consider any changes and adjustments to our compensation policies and practices suggested by our stockholders.

Personal Benefits and Perquisites

As described above, our compensation program for NEOs emphasizes compensation based on performance and compensation which serves to align our NEOs’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the Company should provide few perquisites to NEOs. We believe that the perquisites and personal benefits that we provide support important attraction and retention objectives. We also consider the extent to which the perquisite or personal benefit provided serves to enhance the performance of our NEOs in light of the demands on these individuals’ time. The perquisites and personal benefits available to our NEOs are reviewed annually by the Compensation Committee.

The Compensation Committee has authorized the personal use of fractionally-owned or chartered corporate aircraft by some of our NEOs. The Compensation Committee believes that access to an aircraft for personal travel enables our NEOs to maximize their work hours, particularly in light of their demanding business travel schedules. One of the Compensation Committee’s objectives is to ensure that our NEOs are afforded adequate flexibility to allow for sufficient personal time in light of the significant demands of the Company. The Compensation Committee and our CEO allocate a fixed number of hours for personal use by identified NEOs and consider the allocated amount as part of the NEO’s total compensation. The Compensation Committee and our CEO use their discretion when determining the number of allocated hours and displace other forms of compensation that otherwise would have been awarded to the NEO.

Our CEO is authorized by the Compensation Committee to use a fractionally-owned or chartered corporate aircraft for business purposes and for a fixed number of hours per year for personal use instead of additional cash compensation that would have otherwise been paid. Other executives of the Company are authorized on a limited basis to use a fractionally-owned or chartered corporate aircraft for a fixed number of hours for business purposes and to a much lesser extent for a fixed number of hours per year for personal use. As part of our CEO’s aggregate compensation package, the Compensation Committee approves a fixed number of hours for personal use each year and unused hours from the prior year are available for use the following year. When determining the number of hours of personal use of aircraft to award, the Compensation Committee takes into consideration Mr. Thiry’s overall compensation package. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use, or Mr. Thiry would be required to compensate us directly (although historically he has not exceeded the hours authorized for personal use). The Compensation Committee reviews all business and personal use of the aircraft annually, including detailed passenger logs with special attention to mixed business and personal use and required reimbursements to the Company.

Deferred Compensation Program

Our deferred compensation program permits certain employees, including our NEOs, to defer compensation at the election of the participant or at the election of the Company. We do not utilize

Compensation Discussion and Analysis

deferred compensation as a significant component of compensation and there are no Company contributions thereto or above-market returns available thereunder.

Severance and Change of Control Arrangements

We have entered into employment or severance arrangements with each of our NEOs. These arrangements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain NEOs, the departure of the NEO following a change of control of our Company. Each arrangement is individually negotiated and the terms vary. When entering into employment or severance arrangements with our NEOs, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our stockholders.

The terms of individual agreements vary but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or if the executive resigns for “good reason” or is terminated by the Company without “cause” as provided in his or her applicable employment agreement, all within a certain period of time after the effective date of the change of control event. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our NEOs prior to or following a change of control. See “Potential Payments Upon Termination or Change of Control” beginning on page 55 of this Proxy Statement for a description of the severance and change in control arrangements for our NEOs, and for more information regarding accelerated vesting under our stock-based award agreements.

Process for Determining NEO Compensation

Role of Independent Compensation Committee

Our executive compensation and benefits programs are designed and administered under the direction and control of the Compensation Committee. Our Compensation Committee, composed solely of independent directors, reviews and approves our overall executive compensation program, strategy and policies and sets the compensation of our executive officers.

When recruiting new executives, the Compensation Committee and our CEO evaluate the comparative compensation of executives within the Company with similar levels of responsibility, the prior experience of the executive and expected contributions to Company performance. Thereafter, each executive’s compensation is reviewed annually by the Compensation Committee and CEO, and considered for adjustment based on individual performance and other factors.

When evaluating performance, we base compensation decisions on an assessment of Company and individual performance over the year, taking individual accomplishments into consideration in light of the totality of circumstances together with individual potential to contribute to the Company’s future growth. We believe that all of our NEOs have the ability to influence overall Company policies and performance and, accordingly, should be accountable for Company-wide performance as well as the areas over which they have direct influence. The differences in total annual compensation levels among the NEOs are based on their individual roles and responsibilities within the Company and their relative individual performance. The Compensation Committee uses its judgment in awarding compensation to our NEOs in accordance with the overall objectives of the Company’s compensation program.

The Compensation Committee takes into consideration a number of factors when determining the elements and amounts of

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	43

compensation awarded to our NEOs, including individual performance, overall financial and non-financial performance of the Company for the year, individual skill sets and experience relative to industry peers, readiness for promotion, past and expected future performance, the importance and difficulty of achieving future Company and individual objectives, the value of each executive’s outstanding equity awards, aggregate historical compensation, levels of responsibility and performance relative to other executives within the Company, importance to the Company and difficulty of replacement. The Compensation Committee also gives significant weight to our clinical performance and quality of patient care. Accordingly, Company-wide patient clinical outcomes and improvements in quality of patient care, and each NEO’s contributions in those areas, can have a significant impact on NEO compensation.

The Company-wide factors taken into consideration by the Compensation Committee to assess the NEO’s related contributions include:

•	overall revenue growth, increases in our treatment volume, market share increases, and improvements in controlling treatment costs;

•	healthcare regulatory compliance initiatives;

•	improved positioning of the Company for continued growth and diversification;

•	improved organizational capabilities;

•	patient growth and geographic expansion;

•	relationships with private payors;

•	improved clinical outcomes, vaccination rates and other measures of quality of care;

•	relationships with medical directors and other physicians involved in our patient care;

•	selection and implementation of improved financial, operating and clinical information systems;

•	management performance in attracting and retaining high-performing employees throughout our organization and succession planning;

•	implementation of successful public policy efforts;

•	good corporate citizenship; and

•	advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

The Compensation Committee retains discretion as to how to weigh these factors. There is no formal weighting of the individual elements considered and no particular elements are required to be considered with respect to a given individual or in any particular year.

When determining annual compensation for our NEOs, other than for our CEO, the Compensation Committee works closely with our CEO to review each individual’s performance for the year and determine such NEO’s compensation. Shortly following the end of each year, our CEO provides his assessment of each NEO’s performance during the year based on his personal experience with the individual, the NEO’s achievement of success in areas determined to be significant to the Company, and any changes in responsibility levels. The Compensation Committee also considers performance discussions that have taken place at the Board and Compensation Committee level regarding the NEOs, retention objectives and the future growth potential of the individual executive. Our CEO recommends to the Compensation Committee the amounts of cash-based and stock-based compensation for each NEO. The Compensation Committee considers the recommendations made by the CEO regarding the other NEOs but retains the discretion to deviate from those recommendations. Neither the CEO nor other members of management provide a recommendation to the Compensation Committee with regard to the CEO’s compensation.

The Compensation Committee evaluates our CEO’s performance at the same time it sets the compensation of the other NEOs. When evaluating the performance of our CEO and making decisions about his compensation, the Compensation Committee considers overall Company performance as part of the assessment of our CEO’s performance, in addition to the achievement of specific objectives to determine his compensation. The Compensation Committee also considers a self-assessment prepared by our CEO. As part of this self-assessment, our CEO reviews with the Compensation Committee the overall annual management objectives of the

Compensation Discussion and Analysis

Company and his participation in the attainment, or level of responsibility for the shortfall, of such objectives. Approximately every other year, the Compensation Committee engages an outside independent consultant to conduct an in-depth analysis of our CEO’s performance as a manager during the year. The most recent assessment took place in 2016. This evaluation involves a rigorous assessment of our CEO’s performance by members of the senior management team. This assessment is reviewed by the Board and the Compensation Committee, and is one of the many factors considered when making compensation decisions. As further described below, the Compensation Committee’s independent compensation consultant provides the Compensation Committee with an analysis of comparative market data on the cash-based, stock-based and total compensation for senior executives, including the CEO, at a group of comparable companies within our industry. The compensation package for our CEO is approved by the independent members of the Board after the Compensation Committee’s recommendation for approval.

Role of Independent Compensation Consultant

The Compensation Committee has selected and directly retains the services of Compensia, an independent national compensation consulting firm. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to the Company and may not provide such services without prior approval of the Compensation Committee chair. Accordingly, Compensia only provides compensation consulting services to the Compensation Committee, and works with the Company’s management only on matters for which the Compensation Committee provides direction and is responsible. The Compensation Committee has assessed the independence of Compensia pursuant to the rules of the SEC and NYSE, and concluded that Compensia’s work for the Compensation Committee does not raise any conflicts of interest. The Compensation Committee periodically seeks input from Compensia on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Compensia also provides general observations on the Company’s compensation program, but it does not determine or recommend the amount or form of compensation for the NEOs.

Market Competitiveness

We evaluate the overall competitiveness of our executives’ total direct compensation each year in order to assist in executive retention. For 2016, the Compensation Committee retained Compensia to perform a comprehensive market analysis of our executive compensation programs and pay levels and based upon the recommendation of Compensia made no changes to the comparator peer group, which was used to evaluate 2016 bonus payouts and 2017 compensation decisions.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	45

Compensia provided the Compensation Committee with an analysis of comparative market data on the cash-based, stock-based and total compensation for senior executives at the companies within our comparator peer group. In addition to public executive compensation data, the Compensation Committee reviewed the compensation practices of our comparator peer group for purposes of evaluating the competitive environment and understanding the general compensation practices of our peers. Our comparator peer group consists of the following companies, which are all in the healthcare services, diagnostics, managed care and solutions markets:

Company[1]	1-Year TSR[2]	3-Year Compound Annual TSR[2]	Market Capitalization (in millions)[2]	Net Income for Last 4 Quarters (in millions)[3]	Revenue for Last 4 Quarters (in millions)[3]
Abbott Laboratories	(12%)	2%	$56,798	$1,400	$20,853
Aetna	16%	23%	$44,915	$2,271	$63,155
Anthem	5%	18%	$38,116	$2,470	$84,863
Baxter International	18%	7%	$24,168	$4,965	$10,163
Centene Corp.	(14%)	24%	$9,810	$562	$40,412
Community Health Systems, Inc.	(74%)	(44%)	$637	($1,721)	$18,438
HCA Holdings, Inc.	9%	16%	$26,911	$2,890	$41,490
Laboratory Corporation of America Holdings	4%	12%	$13,047	$732	$9,642
Molina Healthcare, Inc.	(10%)	16%	$3,066	$52	$17,782
Quest Diagnostics Incorporated	32%	22%	$12,353	$645	$7,515
Tenet Healthcare, Inc.	(51%)	(29%)	$1,518	($192)	$19,621
Thermo Fisher Scientific	0%	9%	$56,048	$2,022	$18,274
Universal Health Services, Inc.	(11%)	10%	$11,020	$702	$9,765
WellCare Health Plans	75%	25%	$6,077	$242	$14,237
Summary Statistics:
75th Percentile	14%	21%	$35,315	$2,209	$35,522
50th Percentile	2%	14%	$12,700	$717	$18,356
25th Percentile	(12%)	8%	$7,010	$322	$11,182
DaVita	(8%)	0%	$12,535	$880	$14,745
DaVita Percentage Rank	40%	15%	48%	56%	32%
[1]	The Company’s peer group was compiled by Compensia and approved by the Compensation Committee.
[2]	Data as of December 30, 2016.
[3]	Financial data generally publicly available as of December 30, 2016.

Our 2016 comparator peer group includes a diverse representation of various companies in the healthcare services, diagnostics, managed care, and solutions markets because we compete in these broad industry groups for executive talent. The Compensation Committee, in conjunction with Compensia, reviews the composition of this group annually and makes adjustments to the composition of the group as it deems appropriate in order to provide a fairly consistent measure for comparing executive compensation. We believe that our comparator peer companies are comparable to us in their size, as measured by market capitalization, net income and revenues. We believe compensation paid by this comparator peer group is representative of the compensation required to attract, retain and motivate our executive talent.

The Compensation Committee considered the comparator peer group together with market data information analysis from Compensia and other factors, in determining 2016 base salary amounts and LTI program awards granted in 2016. The comparator peer group together with market data and analysis from Compensia and other factors were considered by the Compensation Committee in determining 2017 base salary amounts and 2016 performance bonuses, and will be used in determining LTI program awards expected to be granted in 2017.

The Compensation Committee considered Compensia’s analysis (based on publicly disclosed compensation practices) of the compensation of executives serving in similar positions at comparable companies to obtain a general understanding of current compensation practices in our industry. The analysis provided by Compensia was used to provide context for the compensation decisions made by the Compensation Committee, but the Compensation

Compensation Discussion and Analysis

Committee’s decisions were not directly related to or otherwise based upon the comparative data. Instead, the Compensation Committee used this comparative data as one of many factors considered to set the compensation for our NEOs. The Compensation Committee also used the analysis as a tool to assess how well the Company is implementing its core compensation objective of awarding compensation weighted heavily in favor of variable compensation tied to performance.

In approving executive compensation, the Compensation Committee considered the Company’s market capitalization, which is at the 48th percentile of our comparator peer group, and the Company’s size, in terms of net income and revenue, which is at the 56th and 32nd percentiles, respectively, of our comparator peer group. The Compensation Committee also considered each NEO’s role and responsibilities within the Company, individual performance, Company performance and internal pay equity in addition to the results of the competitive pay analysis.

Risk Considerations in Our Compensation Program

The Compensation Committee, with the assistance of Compensia, conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:

•	a balance between cash and equity compensation;
•	a balance between short-term and long-term performance focus;
•	short-term incentive opportunities are capped and are not linked to any one specific goal;
•	severance payments are limited to 3x base salary and bonus;
•	equity awards have meaningful vesting requirements;
•	a clawback policy that permits the Board to recover annual bonuses and longer-term incentive and equity-based compensation from executive officers and members of the Board;
•	stock ownership guidelines; and
•	significant independent Compensation Committee oversight.

Compensation Policies and Practices

We are committed to strong governance standards with respect to our compensation program, procedures and practices. We believe that the following aspects of our compensation program are indicative of this commitment.

Management Share Ownership Policy

We have a share ownership policy that applies to certain members of our management team at the executive level. The management share ownership policy is similar to our share ownership policy that applies to all non-employee members of the Board described on page 19 of this Proxy Statement. The purpose of the policy is to ensure that those executives accumulate a meaningful ownership stake in the Company over time by retaining a specified financial interest in our common stock. Both shares owned directly and shares underlying vested but unexercised SSARs and RSUs are included in the determination of whether the share ownership guidelines are met. The total net realizable share value retained must have a current market value of not less than the lower of 25% of the total equity award value in excess of $100,000 realized to date by the executive; or a specific multiple of the executive’s base salary. The salary multiple requirement for our current NEOs is 5.0 for Mr. Thiry and 3.0 for Mr. Rodriguez. Ms. Waters and Ms. Zumwalt are not currently subject to the requirements of this policy. Mr. Hilger is not subject to the requirements under this policy because, although the chief financial officer position is one of the positions subject to this policy, he was serving as our chief

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	47

financial officer on an interim basis. As of December 31, 2016, Messrs. Thiry and Rodriguez met or exceeded the applicable guidelines under our share ownership policy.

Policy Regarding Clawback of Bonuses and Incentive Compensation

In 2010, the Board adopted a clawback policy that permits the Board to recover annual bonuses and longer-term incentive and equity-based compensation from executive officers and non-employee members of the Board whose fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statements. In December 2014, the policy was further amended to add significant misconduct as another possible clawback triggering event, in accordance with the executive financial compensation recoupment requirements under the Corporate Integrity Agreement.

This provision applies to all senior vice presidents and above of the Company’s domestic dialysis business, in addition to the executive officers and non-employee members of the Board. The clawback policy allows for the recovery of any bonus or incentive compensation paid to those executive officers or directors, the cancellation of restricted or deferred stock awards and outstanding stock awards granted to those executive officers or directors, and the reimbursement of any gains realized that are attributable to such awards to the fullest extent permitted by law. The policy allows for the foregoing actions to the extent that the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; the executive officer or director engaged in any fraud or intentional misconduct that was a significant contributing factor to the Company having to restate its financial statements; where the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded; and, where the amount of the bonus or incentive compensation that was awarded to the officer would not have been awarded had any significant misconduct been known. The Company will not seek to recover bonuses or incentive or equity-based compensation paid or vested more than three years prior to the date the applicable restatement is disclosed or the significant misconduct is discovered.

Tax and Accounting Considerations

Deduction Limit

When reviewing compensation matters, the Compensation Committee considers the anticipated tax treatment of various payments and benefits to the Company and, when relevant, to its executives. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated NEOs employed at the end of the year (other than the chief financial officer). Such executives are referred to as “covered employees.”

Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance-based” as defined in Section 162(m). While the Compensation Committee recognizes the desirability of preserving and strives to maintain the deductibility of payments made to the NEOs, the

Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that it believes to be the most effective in attracting, motivating and retaining the Company’s key executives.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including SSARs, RSUs, PSUs and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the Compensation Committee in determining to issue various types of equity awards, considering the natural economic exchange ratios implied by their approximate respective fair values.

The Compensation Committee of the Board is currently composed of three independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management.

Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

COMPENSATION COMMITTEE

Pamela M. Arway, Chair

Peter T. Grauer

Roger J. Valine

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

Compensation Committee Report

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	49

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	All Other Compensation[5] ($)	Total ($)
Kent J. Thiry Chairman and Chief Executive Officer, DaVita, and Chief Executive Officer, DaVita Medical Group	2016	1,273,077	—	4,531,740	4,082,358	1,705,153	704,343	12,296,671
	2015	1,200,000	—	3,720,140	3,422,476	2,225,186	471,020	11,038,822
	2014	1,200,000	—	4,905,159	4,558,730	2,610,000	517,134	13,791,023

Javier J. Rodriguez Chief Executive Officer, DaVita Kidney Care	2016	865,385	—	911,452	1,740,575	5,069,405	185,709	8,772,526
	2015	800,000	—	967,239	889,850	9,013,661	164,816	11,835,566
	2014	800,000	—	1,376,459	1,279,239	8,142,500	151,140	11,749,338
Kathleen A. Waters Chief Legal Officer	2016	334,385	740,000	533,004	402,033	—	200	2,009,622

LeAnne M. Zumwalt Group Vice President, Purchasing and Public Affairs	2016	400,000	200,000	—	371,130	584,210	384	1,555,724

James K. Hilger Former Interim Chief Financial Officer and Chief Accounting Officer	2016	375,000	210,000	124,745	92,786	292,105	360	1,094,996
	2015	366,635	195,000	125,059	114,082	309,375	360	1,110,511
	2014	350,000	225,000	124,953	116,302	1,092,500	336	1,909,091

[1]	The amounts reported in this column for 2016 represent annual performance bonuses for non-STIP participants, namely Mr. Hilger, Ms. Waters and Ms. Zumwalt, earned with respect to 2016. The cash component of our 2016 short-term incentive program (the “2016 STI program”) under the Incentive Award Plan is included in the “Non-Equity Incentive Plan Compensation” column.

[2]	The amounts shown in this column reflect RSU and PSU awards and represent the aggregate grant date fair value of all such awards granted to the executive during the year as estimated by the Company in accordance with FASB ASC Topic 718. In accordance with SEC rules, the amounts included in the Stock Awards column for the PSU awards granted during 2016 are calculated based on the most probable outcome of the performance conditions for such awards on the grant date. If the most probable outcome of the performance conditions as of grant date had been maximum performance, then the grant date fair value of the PSUs would have been as follows: Mr. Thiry — $7,488,134 and Mr. Rodriguez — $1,160,516. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

[3]	The amounts shown in this column represent the aggregate grant date fair value of SSAR awards granted to the executive during the year as estimated by the Company in accordance with FASB ASC Topic 718. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

[4]	The amounts shown in this column represent amounts earned for performance periods ending in 2014, 2015, and 2016, respectively. For 2016, these amounts include the 2016 STI program and 2014 Cash LTI program. In early 2017, Mr. Rodriguez, Ms. Zumwalt and Mr. Hilger received payouts under the 2014 long-term cash-based performance awards, all granted under the Incentive Award Plan. Accordingly, Mr. Rodriguez earned $3,213,155, Ms. Zumwalt earned $584,210 and Mr. Hilger earned $292,105 for performance at the 117% payout level as a result of adjusted operating income achieved for the dialysis and related lab services operating segment of $1,827 million for fiscal year 2016 compared to targets of $1,800 million at the 100% payout level and $1,880 million at the 150% payout level.

Name	2016 STI Program	2014 Cash LTI Program	Total Non-Equity Incentive Plan Compensation
Kent J. Thiry	$1,705,153	—	$1,705,153
Javier J. Rodriguez	$1,856,250	$3,213,155	$5,069,405
Kathleen A. Waters	—	—	—
LeAnne M. Zumwalt	—	$584,210	$584,210
James K. Hilger	—	$292,105	$292,105

The awards are reported for the year with respect to which they were earned, regardless of when the award is paid. Please see “Compensation Discussion and Analysis — Elements of Compensation — Short-Term Incentive Program (STI Program) for 2016” in this Proxy Statement for a discussion of the performance criteria under the 2016 STI program.

Executive Compensation

Executive Compensation

[5]	Amounts included in this column are set forth by category below. The amounts disclosed, other than use of a fractionally-owned or chartered corporate aircraft, are the actual or share of actual costs to the Company of providing these benefits. Because a fractionally-owned or chartered corporate aircraft is used primarily for business purposes, we do not include in incremental cost the fixed costs that do not change based on usage. The incremental cost to us of personal use of a fractionally-owned or chartered corporate aircraft, including use for commuting, is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, depreciation, management fees, taxes and general repairs and maintenance are excluded. The value of the personal use of a fractionally-owned or chartered corporate aircraft by our NEOs is included in their personal income in accordance with applicable tax regulations.

Name	Year	Aircraft Usage* ($)	Life Insurance Premiums ($)	Total All Other Compensation ($)
Kent J. Thiry	2016	$703,191	$1,152	$704,343
Javier J. Rodriguez	2016	$184,941	$768	$185,709
Kathleen A. Waters	2016	—	$200	$200
LeAnne M. Zumwalt	2016	—	$384	$384
James K. Hilger	2016	—	$360	$360

*	For purposes of calculating the incremental costs to the Company of each NEO’s personal use of Company aircraft, the total cost of the flight is allocated to personal use based upon the relative ratio of personal mileage to total mileage. Costs for fuel, ground costs, catering costs, landing fees, domestic passenger fees and federal excise tax charges are also included, if applicable.

The following table sets forth information concerning awards made to each of the NEOs under the Company’s equity compensation plans during 2016.

2016 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[4]	All Other Options Awards: Number of Securities Underlying Options (#)[5]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[6]
	—[1]	—	1,705,153	3,900,000	—	—	—	—	—	—	—
Kent J. Thiry	12/27/2016[3]	—	—	—	36,384	72,761	136,427	—	—	—	4,531,740
	5/13/2016	—	—	—	—	—	—	—	291,044	75.42	4,082,358
	—[1]	—	1,856,250	2,250,000	—	—	—	—	—	—	—
	5/13/2016[2]	1,750,000	3,500,000	10,000,000	—	—	—	—	—	—	—
Javier J. Rodriguez	12/24/2016[3]	—	—	—	7,640	15,280	26,740	—	—	—	911,452
	5/13/2016	—	—	—	—	—	—	—	124,091	75.42	1,740,575
	5/13/2016[2]	266,500	533,000	2,132,000	—	—	—	—	—	—	—
Kathleen Waters	5/6/2016	—	—	—	—	—	—	7,041	—	—	533,004
	5/6/2016	—	—	—	—	—	—	—	28,164	75.70	402,033
LeAnne M. Zumwalt	5/13/2016	—	—	—	—	—	—	—	26,459	75.42	371,130
	5/13/2016[2]	125,000	250,000	1,000,000	—	—	—	—	—	—	—
James K. Hilger	5/13/2016	—	—	—	—	—	—	1,654	—	—	124,745
	5/13/2016	—	—	—	—	—	—	—	6,615	75.42	92,786

[1]	Represents applicable amounts for our 2016 short-term incentive program (2016 STI program) under the Incentive Award Plan. The amount in the “Maximum” column represents the maximum amount the executive was eligible to earn under the 2016 STI Program if all performance criteria were achieved at their highest payout level. Since 2016 is now complete, the amount in the “Target” column represents the payout amounts awarded under the 2016 STI program, considering both the formulaic criteria and any negative discretion the Committee applied thereunder. Since the Committee may use discretion to reduce amounts awarded to zero, there are no fixed threshold amounts under the 2016 STI Program. Accordingly this table reflects a zero amount in the “Threshold” column.

[2]	Represents long-term cash-based performance awards granted in May 2016 (2016 cash LTI program awards) under the Incentive Award Plan. For a description of these 2016 cash LTIP awards, see “Compensation Discussion and Analysis — Elements of Compensation — Long-term Incentive Program (LTI Program) for 2016” in this Proxy Statement.

[3]

This number represents PSUs awarded under the Incentive Award Plan. The PSU awards vest 31% on May 15, 2019 and 69% on May 15, 2020 for Mr. Thiry and 50% on each of May 15, 2019 and 2020 for Mr. Rodriguez, subject to the NEO’s continued

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	51

employment and the achievement of the underlying performance conditions. For a description of the PSUs, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Program (LTI Program) for 2016 — Equity Awards — Performance Stock Units” in this Proxy Statement.

[4]	This number represents RSUs granted under the Incentive Award Plan. The RSUs granted to Ms. Waters in connection with her commencement of employment with the Company vest 50% on each of the second and third anniversaries of the grant date, subject to her continued employment. The RSUs granted to Mr. Hilger vest 50% on each of the third and fourth anniversaries of the grant date, subject to his continued employment.

[5]	This number represents SSARs awarded under the Incentive Award Plan. With the exception of the SSARs granted to Ms. Waters in connection with her commencement of employment with the Company, which vest 50% on each of the second and third anniversaries of the grant date, the SSARs vest 50% each on the third and fourth anniversaries of the grant date, subject to the NEO’s continued employment. For a description of the SSARs, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Program (LTI Program) for 2016 — Equity Awards — Stock-settled Stock Appreciation Rights” in this Proxy Statement.

[6]	The amounts for SSARs, RSUs and PSUs are the aggregate grant date fair values of each award determined pursuant to FASB ASC Topic 718 and, in the case of PSUs, are based upon the probable outcome of the applicable performance conditions on the grant date. All options granted to Mr. Thiry have a five-year term. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

The following table sets forth information concerning outstanding SSARs and unvested stock awards held by each of the NEOs at December 31, 2016.

2016 Outstanding Equity Awards at Fiscal Year-End

		Option Awards[2]				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[1]
	12/18/2012	1,000,000[5]	—	$55.34	12/18/2017	—	—	—	—
	3/20/2013	450,000[2]	450,000[2]	$59.52	3/20/2018	—	—	—	—
	4/24/2014	—	282,339[2]	$69.38	4/24/2019	—	—	—	—
Kent J. Thiry	6/2/2015	—	179,041[2]	$83.82	6/2/2020	—	—	—	—
	5/13/2016	—	291,044[2]	$75.42	5/13/2021	—	—	—	—
	4/24/2014	—	—	—	—	4,612[6]	$296,090	31,511[7]	$2,023,006
	6/2/2015	—	—	—	—	—	—	48,323[8]	$3,102,337
	12/27/2016	—	—	—	—	—	—	72,761[9]	$4,671,256
	12/18/2012	112,500[5]	—	$55.34	12/18/2017	—	—	—	—
	3/19/2013	140,000[2]	140,000[2]	$58.94	3/19/2018	—	—	—	—
	4/24/2014	—	79,228[2]	$69.38	4/24/2019	—	—	—	—
Javier J. Rodriguez	6/2/2015	—	46,551[2]	$83.82	6/2/2020	—	—	—	—
	5/13/2016	—	124,091[2]	$75.42	5/13/2021	—	—	—	—
	4/24/2014	—	—	—	—	2,589[6]	$166,214	8,842[7]	$567,656
	6/2/2015	—	—	—	—	—	—	12,564[8]	$806,609
	12/24/2016	—	—	—	—	—	—	15,280[10]	$980,976
Kathleen A. Waters	5/6/2016	—	28,164[3]	$75.70	5/6/2021			—	—
	5/6/2016	—	—	—	—	7,041[4]	$452,032	—	—
	12/18/2012	5,400[5]	—	$55.34	12/18/2017	—	—	—	—
	3/19/2013	2,600[2]	2,600[2]	$58.94	3/19/2018	—	—	—	—
	4/24/2014	—	14,405[2]	$69.38	4/24/2019	—	—	—	—
LeAnne M. Zumwalt	6/2/2015	—	11,936[2]	$83.82	6/2/2020	—	—	—	—
	5/13/2016	—	26,459[2]	$75.42	5/13/2021	—	—	—	—
	4/24/2014	—	—	—	—	3,601[11]	$231,184	—	—
	6/2/2015	—	—	—	—	2,984[12]	$191,573	—	—
	12/18/2012	28,000[5]	—	$55.34	12/18/2017	—	—	—	—
	3/19/2013	7,000[2]	7,000[2]	$58.94	3/19/2018	—	—	—	—
	4/24/2014	—	7,203[2]	$69.38	4/24/2019	—	—	—	—
James K. Hilger	6/2/2015	—	5,968[2]	$83.82	6/2/2020	—	—	—	—
	5/13/2016	—	6,615[2]	$75.42	5/13/2021	—	—	—	—
	4/24/2014	—	—	—	—	1,801[11]	$115,624	—	—
	6/2/2015	—	—	—	—	1,492[12]	$95,786	—	—
	5/13/2016	—	—	—	—	1,654[13]	$106,187	—	—

[1]	The market value of shares or units of stock that have not vested reflects the $64.20 closing price of our common stock on December 30, 2016, the last trading day of the year, as reported by the NYSE.

Executive Compensation

[2]	These SSARs vest 50% on the third and fourth anniversaries of the grant date.

[3]	These SSARs vest 50% on the second and third anniversaries of the grant date.

[4]	These RSUs vest 50% on the second and third anniversaries of the grant date.
[5]	These SSARs vested 50% on April 1, 2015 and 50% on April 1, 2016.
[6]	These PSUs vest 50% on May 15, 2017 and 50% on May 15, 2018

[7]	These PSUs vest 50% each on May 15, 2017 and May 15, 2018, subject to achievement of the performance conditions for PSUs. The amounts listed here are the target number of PSUs awarded.

[8]	These PSUs vest 50% each on the third and fourth anniversaries of the grant date, subject to the performance conditions for PSUs. The amounts listed here are the target number of PSUs awarded.

[9]	These PSUs vest 31% on May 15, 2019 and 69% on May 15, 2020 for Mr. Thiry, subject to the performance conditions for PSUs. The amounts listed here are the target number of shares awarded.

[10]	These PSUs vest 50% on each of May 15, 2019 and 2020 for Mr. Rodriguez, subject to the performance conditions for PSUs. The amounts listed here are the target number of shares awarded.

[11]	These RSUs vest 50% each on May 15, 2017 and May 15, 2018.

[12]	These RSUs vest 50% each on June 2, 2018 and June 2, 2019.

[13]	These RSUs vest 50% each on May 15, 2019 and May 15, 2020.

The following table sets forth information concerning the exercise of stock options and SSARs and the vesting of stock awards held by each of the NEOs during 2016.

2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Kent J. Thiry	—	—	72,064	$5,435,067
Javier J. Rodriguez	296,667	$8,798,510	36,466	$2,750,266
Kathleen A. Waters	—	—	—	—
LeAnne M. Zumwalt	44,000	$946,000	538	$40,576
James K. Hilger	12,000	$264,360	3,983	$300,398

[1]	Value realized on exercise is determined by subtracting the exercise or base price from the market price of our common stock at exercise, and multiplying the remainder by the number of shares exercised.
[2]	Value realized on vesting is determined by multiplying the number of shares underlying RSUs by the closing price for our common stock on the date of vesting, as reported by the NYSE.

No Pension Benefits

The Company does not have a defined benefit pension plan that allows participation by any employee, including the NEOs, and that provides for payments or other benefits at, following, or in connection with retirement.

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	53

Nonqualified Deferred Compensation

The following table sets forth information concerning the Company’s nonqualified deferred compensation plans.

2016 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)[2,3]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[1]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kent J. Thiry
Deferred Compensation Plan	$1,749,131	—	$99,655	—	$2,436,255
Voluntary Deferral Plan			$709,032		$10,518,692
Javier J. Rodriguez Voluntary Deferral Plan	—	—	$85,597	—	$658,894
Kathleen A. Waters[4] None	—	—	—	—	—
LeAnne M. Zumwalt Deferred Compensation Plan	$50,658	—	$2,395		$53,053
Voluntary Deferral Plan			$2,667	$(1,686)	$26,271
James K. Hilger[4] None	—	—	—	—	—

[1]	None of the earnings in this column are included in the 2016 Summary Compensation Table because they are not preferential or above market.
[2]	This amount is reported in the “Salary” column in the 2016 Summary Compensation Table.
[3]	Mr. Thiry deferred $1,749,132 in 2016 and $1,928,077 in 2016 into the Deferred Compensation Plan, and $2,076,923 in 2014 into the Voluntary Deferral Plan. Ms. Zumwalt deferred $50,658 in 2016 into the Deferred Compensation Plan.
[4]	Ms. Waters and Mr. Hilger did not participate in any of the Company’s nonqualified deferred compensation plans in 2016.

Voluntary Deferral Plan and Deferred Compensation Plan

The 2016 Nonqualified Deferred Compensation Table presents amounts deferred under our Voluntary Deferral Plan and our Deferred Compensation Plan, which replaced the Voluntary Deferral Plan effective January 1, 2015.

Contributions

Under the Deferred Compensation Plan (effective for deferrals in 2015 and later years), participants may defer (i) up to 50% of their base salary, and (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year. Under the Voluntary Deferral Plan (applicable for deferrals prior to 2015), participants could defer (i) up to 50% of their base salary, (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year and (iii) all or a portion of their other compensation as determined by the Company.

Under both plans, deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the Company.

Participants may change their investment elections daily. We do not make company contributions to participants’ accounts under either the Voluntary Deferral Plan or the Deferred Compensation Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency until paid to the plan participants.

Payment of benefits

Distributions are generally paid out in cash at the participant’s election. Under the Voluntary Deferral Plan, distributions can be made commencing in the first or second year following retirement or in a specified year at least three to four years after the deferral election was effective, and participants

Executive Compensation

can elect to receive distributions in the form of one, five, ten, fifteen or twenty annual installments. Under the Deferred Compensation Plan, distributions can be made commencing in the second year following the year to which the deferral election applies, after separation from service, or on any other scheduled payment date, and participants can elect to receive either a lump sum distribution or annual installments over any period from two to twenty years; provided, that, if the Deferred Compensation Plan balance does not exceed $20,000, a lump sum will be paid. If the participant has not elected a specified year for payout and the participant has a separation from service, distributions generally will be paid in a lump sum cash distribution after separation from service.

In the event of a participant’s unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant, provide for immediate distribution to a participant in the form of a lump sum cash payment to cover the unforeseeable emergency.

Potential Payments Upon Termination or Change of Control

General Terms and Definitions

For purposes of the table below:

“Cause” is defined in Mr. Thiry’s employment agreement as any of the following: (i) conviction of a felony; (ii) any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) repeated failure or refusal by the executive to follow policies established by the Board or written directives of the Board that goes uncorrected for a period of 30 consecutive days after notice of such failure or refusal, and that is material and willful and has a material adverse effect on the Company’s business; or (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive.

Involuntary termination for “Material Cause” occurs if the Company terminates employment for any of the following reasons: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of the executive’s duties; (iii) repeated failure or refusal by the executive to follow lawful policies or directives reasonably established by the CEO of the Company or his designee that goes uncorrected for a period of 10 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement; (v) any gross or willful misconduct or gross negligence by the executive in performance of the executives duties; (vi) egregious conduct by the executive that brings the Company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of the executive from participating in any federal healthcare program.

Except with respect to Mr. Thiry, as noted below, a “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 40% of the Company’s assets are sold. However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred if Mr. Thiry remains the CEO of the Company for at least one year after the Change of Control or

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	55

becomes the CEO or executive chair of the surviving company with which the Company merged or consolidated and remains in that position for at least one year after the Change of Control.

“Good Cause” means the occurrence of the following events without the executive’s express written consent: (i) the Company materially diminishes the scope of the executive’s duties and responsibilities; or (ii) the Company materially reduces the executive’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the executive provides notice to the Company of the existence of such condition not later than 90 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

With respect to Mr. Thiry’s employment agreement, “Good Reason” means during the employment period, without the written consent of the executive, any one or more of the following (provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the executive shall not constitute Good Reason): (i) the assignment to the executive of any duties inconsistent in any material and adverse respect with the executive’s then current duties and responsibilities; (ii) the material and adverse change in the executive’s titles or positions; (iii) reduction in the executive’s base salary or target annual incentive opportunity, unless such reductions are part of an across-the-board reduction that applies to all senior executives of the Company and takes effect prior to a Change in Control (as defined below for Mr. Thiry); or (iv) any material breach by the Company of the employment agreement, that is not corrected within 30 days after notice of such breach.

For purposes of the definition of “Good Reason” in Mr. Thiry’s employment agreement above, a “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect

“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) consummation of any merger or consolidation in which the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the corporation resulting from such merger or consolidation, or, if applicable, the ultimate parent corporation of such corporation, (iii) during any twenty-four month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a person other than the Board for the purpose of opposing a solicitation by any other person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be deemed a member of the Incumbent Board, (iv) consummation of any transaction in which all or substantially all of the Company’s assets are sold, or (v) the approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company; provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if the person acting as the CEO of the Company for the twelve months prior to such transaction continues as the CEO or executive chairman of the Board of Directors of the Company or becomes the CEO or executive chairman of the Board of Directors of the entity that has acquired control of the

Executive Compensation

Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the CEO or executive chairman of the Board of Directors of the Company or the Acquiror for not less than twelve months following the transaction, and further provided, that in the event that the person acting as the CEO of the Company for the twelve months prior to such transaction ceases to be CEO or executive chairman of the Board of Directors of the Company or of the Acquiror during the twelve months following the transaction, a Change of Control shall be deemed to have occurred on the date on which such person ceases to be CEO or executive chairman of the Board of Directors of the Company or the Acquiror.

Severance Payments and Benefits

The following tables and summary set forth the Company’s payment obligations pursuant to the terms of the employment or severance arrangements with each of our NEOs, under the circumstances described below, assuming that their employment was terminated on December 31, 2016. For a description of the value of stock-based awards held by Messrs. Thiry, Rodriguez, and Hilger and Mses. Waters and Zumwalt that are subject to accelerated vesting upon a Change of Control, see “— Accelerated Vesting of Stock-Based Awards” below.

	Payment of Base Salary (or multiple thereof) in effect at termination for a specified period following termination	Bonus[1]	Continued Health Benefits for a Specified Period Following Termination	Office and Secretarial Assistance	Tax Gross- Up	Total Value
Kent J. Thiry
Death	—	$1,705,153[2]	—	—	—	$1,705,153
Disability	—	$1,705,153[2]	—	—	—	$1,705,153
Involuntary Termination without Cause	$11,152,779[3]	$1,705,153[4]	$48,498[5]	$332,235[6]	—	$13,238,665
Involuntary Termination without Cause (prior to age 62)[7]	$5,576,390[8]	$1,705,153[4]	$48,498[5]	$332,235[6]	—	$7,662,276
Resignation for Good Reason	$11,152,779[3]	$1,705,153[4]	$48,498[5]	$332,235[6]	—	$13,238,665
Javier J. Rodriguez
Involuntary Termination for Other than Material Cause	$1,350,000[9]	$1,700,000[10]	—	—	—	$3,050,000
Resignation for Good Cause	$1,350,000[9]	$1,700,000[10]	—	—	—	$3,050,000
Resignation Following a Good Cause Event after a Change of Control	$1,800,000[11]	$1,700,000[10]	—	—	—	$3,500,000
Kathleen A. Waters
Involuntary Termination for Other than Material Cause	$540,000[12]	—	—	—	—	$540,000
Resignation for Good Cause	$540,000[13]	—	—	—	—	$540,000
LeAnne M. Zumwalt
Involuntary Termination for Other than Material Cause	$400,000[14]	—	—	—	—	$400,000
Resignation for Good Cause	—	—	—	—	—	—
James K. Hilger
Involuntary Termination for Other than Material Cause	$375,000[15]	—	$23,219[16]	—	—	$398,219
Resignation for Good Cause	—	—	—	—	—	—

[1]	Does not include any amounts payable to Mr. Thiry, Mr. Rodriguez or Ms. Zumwalt pursuant to our Deferred Compensation Plan or Voluntary Deferral Plan which amounts are included in the 2016 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

[2]	Mr. Thiry (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. On December 31, 2016, Mr. Thiry had fully earned his bonus for 2016, so he would have received the full amount of his annual incentive bonus as reported in the 2016 Summary Compensation Table upon termination.

[3]	Mr. Thiry will be entitled to receive a lump-sum payment equal to the product of (x) three, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. “Prior Bonus” means the average of the annual incentive bonus earned under the Incentive Award Plan (including any bonus earned and payable but not yet paid) for the last two fiscal years before the fiscal year in which Mr. Thiry’s employment was terminated. The amount reported in the table above reflects the product of (x) three, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2016, which was $1,300,000, and the average of Mr. Thiry’s 2015 annual incentive bonus in the amount of $2,225,186 and Mr. Thiry’s 2014 annual incentive bonus in the amount of $2,610,000.

[4]

Mr. Thiry will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Thiry will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth under the Incentive Award Plan for the fiscal year in which the termination occurs)

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DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	57

through and including the date of termination. On December 31, 2016, Mr. Thiry had fully earned his annual incentive bonus for 2016, so he would have received the full amount of his annual incentive bonus as reported in the 2016 Summary Compensation Table upon termination.

[5]	Mr. Thiry will continue to receive his health benefits for the three-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Thiry for the three-year period following termination.

[6]	Mr. Thiry will be entitled to the use of an office and services of an administrative assistant for three years or until he obtains other full-time employment. The amounts above reflect the estimated costs to us of providing the office and secretarial services for three years.

[7]	Mr. Thiry will be entitled to receive the payments set forth in this row in the event that, prior to the date on which Mr. Thiry attains age 62, the Board gives Mr. Thiry written notice that the term of his employment agreement shall not be extended.

[8]	Mr. Thiry will be entitled to receive a lump sum payment equal to the product of (x) one and one-half, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus (as defined above). The amount reported in the table above reflects the product of (x) one and one-half, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2016, which was $1,300,000, and the average of Mr. Thiry’s 2015 annual incentive bonus in the amount of $2,225,186 and Mr. Thiry’s 2014 annual incentive bonus in the amount of $2,610,000.

[9]	Mr. Rodriguez will be entitled to receive his salary for the 18-month period following his termination without material cause or resignation for good cause. As of December 31, 2016, Mr. Rodriguez’s base salary was $900,000.

[10]	If Mr. Rodriguez is terminated after April in a given year, he will be entitled to receive a lump-sum payment equal to the bonus paid in the year prior to the termination, pro-rated for the number of months served in the year his employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to Mr. Rodriguez for 2015, which was $1,700,000.

[11]	Mr. Rodriguez will be entitled to receive his salary for the two-year period following his resignation for good cause following a change in control.

[12]	Ms. Waters will be entitled to receive her salary for the one-year period following her termination. As of December 31, 2016, Ms. Water’s base salary was $540,000.

[13]	Ms. Waters will be entitled to receive her salary for the one-year period following her resignation for good cause. As of December 31, 2016, Ms. Water’s base salary was $540,000.

[14]	Ms. Zumwalt will be entitled to receive her salary for the one-year period following her termination, pursuant to the terms of the DaVita HealthCare Partners Severance Plan for Directors and Above. As of December 31, 2016, Ms. Zumwalt’s base salary was $400,000.

[15]	Mr. Hilger will be entitled to receive payment in an amount equal to his salary for the 12-month period following his termination. As of December 31, 2016 Mr. Hilger’s base salary was $375,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by Mr. Hilger from another employer during the severance payment period, and Mr. Hilger is obligated to use reasonable efforts to find employment during such period.

[16]	Mr. Hilger will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Hilger for the one-year period following termination.

Other Severance Payments and Benefits

The Company’s obligation to provide continued health benefits under the circumstances set forth in the tables above is subject to earlier termination in the event that the executive accepts employment with another employer.

In the event of termination as a result of death, the estates of the NEOs identified in the tables above will also receive the proceeds of the respective term life insurance policy for each NEO. The coverage amount for each NEO is as follows: $1,200,000 for Mr. Thiry, $800,000 for Mr. Rodriguez, $500,000 for Ms. Waters, $400,000 for Ms. Zumwalt and $375,000 for Mr. Hilger.

Pursuant to the terms of his employment agreement, Mr. Thiry will be eligible to receive a “gross-up” payment to the extent that any payment or benefit received or to be received by him is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code. Assuming a triggering event took place on December 31, 2016, there would not have been any tax gross-up amount payable. Moreover, no gross-up would have been payable under his agreement in any of the prior five years if a change of control had occurred. Mr. Thiry has the only remaining legacy agreement that contains a tax gross-up. We have not provided for tax gross-ups in any employment agreements or amended employment agreements entered into after July 2008.

Executive Compensation

To receive the severance payments and benefits described above, each NEO must execute the Company’s standard severance and general release agreement. In addition, the existing employment agreements with each of our NEOs include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the NEO). These employment agreements also include nonsolicitation provisions which prohibit each NEO from soliciting any patient or customer of the Company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company, for a period of two years following the termination of the NEO’s employment.

Accelerated Vesting of Stock-Based Awards

For grants and awards of SSARs and/or RSUs to our NEOs, the stock-based award agreements provide that in the event that either (i) in connection with a Change of Control (as defined below), the acquiring entity fails to assume, convert or replace the NEO’s options or awards, or (ii) the NEO’s employment is terminated within the twenty-four-month period following a Change of Control by the Company (or the acquiring entity) other than for Cause (as defined below) or, if applicable, by the NEO in accordance with the termination for Good Reason provisions of the NEO’s employment agreement, if any, then, in any such case, the options or RSU awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the NEO’s employment in the case of (ii). For grants of PSUs, upon a Change of Control, all PSU awards immediately vest, and all PSU performance metrics are converted to the relative TSR metric. The number of shares issuable are then determined based on the Company’s relative TSR performance (as described in the Compensation Discussion and Analysis) through an ending average price period of the approximately 30 calendar days immediately preceding the Change of Control.

The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs as described above and assumes that the triggering event took place on December 31, 2016.

Name	Value of SSARs[1]	Value of Stock Awards[2]	Tax Gross-Up
Kent J. Thiry[3,4]	$2,106,000	—	—
Javier J. Rodriguez	$736,400	—	N/A
Kathleen A. Waters	—	$452,032	N/A
LeAnne M. Zumwalt	$13,676	$422,757	N/A
James K. Hilger	$36,820	$317,597	N/A

[1]	Values are based on the aggregate difference between the respective base prices and the closing sale price of our common stock on December 30, 2016, which was $64.20 per share, as reported by the NYSE.

[2]	Values are based on the aggregate number of shares underlying PSUs and RSUs multiplied by the closing sale price of our common stock on December 30, 2016, which was $64.20 per share, as reported by the NYSE. Based on the terms of the PSU agreement, as of December 30, 2016, any accelerated PSUs would be valued at $0.

[3]	Pursuant to the terms of his employment agreement entered into on July 25, 2008, Mr. Thiry would be entitled to receive a “gross-up” payment to the extent any benefit received is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code. Any such tax gross-up amount would be calculated using a 20% excise tax rate and an approximately 40% individual income tax rate and assumes that the base amount for purposes of Sections 280G and 4999 of the Internal Revenue Code has been allocated between the cash severance and equity components of the change of control benefits in proportion to the amounts of each component. Assuming a triggering event took place on December 31, 2016, there would not be any tax gross-up amount payable.

[4]	Since Mr. Thiry has been employed with the Company for over ten years as of December 31, 2016, 50% of any unvested equity awards vest upon any termination by Mr. Thiry without Cause or for Good Reason. The value of such accelerated vesting is equal to 50% of the amounts set forth in the table.

Continues on next page

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	59

Definitions Under Stock-Based Award Agreements

For purposes of the stock-based award agreements and the table above:

A “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 50% of the Company’s assets are sold.

No transaction will constitute a Change of Control under the stock-based award agreements if both (x) the person acting as the CEO of the Company for the six months prior to such transaction becomes the CEO or executive chairman of the board of directors of the entity that has acquired control of the Company as a result of such transaction immediately after such transaction and remains the CEO or executive chairman of the board of directors for not less than one year following the transaction and (y) a majority of the acquiring entity’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

“Cause” means: (1) a material breach by the executive of those duties and responsibilities of the executive which do not differ in any material respect from the duties and responsibilities of the executive during the 90-day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; (3) the conviction of the executive of, or a plea of nolo contendere by the executive to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

The following table sets forth information concerning the compensation of our non-employee directors during 2016. Mr. Thiry also serves as a member of the Board. As an executive officer of the Company, however, Mr. Thiry does not receive any additional compensation for his services as a member of the Board. Mr. Desroches is not included in the table below, as he joined the Board in January 2017. Mr. Berg is included in the table, as he was a non-employee director until October 31, 2016.

2016 DIRECTOR COMPENSATION

Name	Fees Earned ($)[1]	Stock Awards ($)[2,3,4]	SSAR Awards ($)[5]	Total ($)
Pamela M. Arway	$155,000	$94,985	$57,974	$307,959
Charles G. Berg[6]	$249,701	$79,256	$57,974	$386,931
Carol Anthony (“John”) Davidson	$165,000	$94,985	$57,974	$317,959
Barbara J. Desoer	$103,288	$23,775	$83,733	$210,796
Paul J. Diaz	$130,000	$94,985	$57,974	$282,959
Peter T. Grauer	$132,500	$138,781	$84,678	$355,959
John M. Nehra	$137,500	$94,985	$57,974	$290,459
Dr. William L. Roper	$127,500	$94,985	$57,974	$280,459
Roger J. Valine	$132,500	$94,985	$57,974	$285,459
Phyllis R. Yale	$40,326	$44,896	$58,423	$143,645

[1]	Consists of the amounts described below under “Annual Retainers,” “Meeting Fees,” and “Expense Reimbursement and Per Diem Compensation.” With respect to Mr. Grauer, includes the $37,500 cash portion for service as lead independent director. With respect to Ms. Arway and Mr. Davidson, includes the $50,000 cash portion for service as chair of the Compensation Committee and Audit Committee, respectively. With respect to Mr. Berg and Ms. Desoer, includes prorated cash portion of $41,712 and $8,288, respectively, for service as chair of the Compliance Committee, from January 1, 2016 through October 31, 2016, and November 1, 2016 through December 31, 2016, respectively. With respect to Mr. Nehra and Dr. Roper, includes the $25,000 cash portion for service as chair of the Public Policy Committee and Clinical Performance Committee, respectively. With respect to Mr. Berg, includes the $106,250 of additional fees in the aggregate paid to Mr. Berg as the chair of the Compliance Committee, and for his additional Board-related services outside of the scope of his normal Board duties in overseeing, at the request of the Board, the Corporate Integrity Agreement and the subpoenas received by DMG.

[2]	With respect to Mr. Grauer, includes the $43,750 equity portion for the direct stock issuances (“DSIs”) for service as lead independent director.

[3]	The amounts shown in this column reflect the aggregate grant date fair value of all DSI awards granted to our directors during 2016 as estimated by the Company in accordance with FASB ASC Topic 718. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

[4]	The amounts shown in this column reflect the aggregate grant date fair value of all SSAR awards granted to our directors during 2016 as estimated by the Company in accordance with FASB ASC Topic 718. With respect to Mr. Grauer, includes the $43,750 equity portion denominated in SSARs for service as lead independent director. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

[5]	As of December 31, 2016, each director had the following number of SSARs outstanding: Ms. Arway, 39,091; Mr. Berg, 63,091; Mr. Davidson, 51,091; Ms. Desoer, 8,831; Mr. Diaz, 15,091; Mr. Grauer, 94,042; Mr. Nehra, 87,091; Dr. Roper, 87,091; Mr. Valine, 75,091; and Ms. Yale, 4,579.

[6]	Mr. Berg joined the Company as the executive chair of the Company’s DMG division, and ceased receiving non-employee director compensation, effective November 1, 2016. Fees Earned and Stock Awards as shown for Mr. Berg, were prorated up to October 31, 2016. From November 1, 2016 through December 31, 2016, Mr. Berg received $724,999 in compensation as executive chair of DMG. This includes $224,999 in salary and a $500,000 signing bonus.

Our Non-Employee Director Compensation Policy (the “Director Compensation Policy”) sets forth the terms of our director compensation. There is no discretionary decision-making involved in director compensation. The Compensation Committee and the Board periodically review director

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Compensation of Directors

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	61

compensation, except with respect to occasional meetings or activities outside the scope of normal Board duties that are compensated on a per diem basis (see description below under “Per Diem Compensation”). The following describes the compensation paid to our non-employee directors for service as a director during 2016 under the Director Compensation Policy as set forth in the table above. Directors who are our employees or officers do not receive compensation for service on the Board or any committee of the Board.

Stock-Based Compensation

Annual Grant.    Under the Director Compensation Policy, each of our non-employee directors is entitled to receive SSARs, granted on, and priced as of close of the market on, the date of our annual stockholder meeting. The number of SSARs to be granted was determined by dividing $95,000 by 25% of the closing market price of our common stock on the grant date. Effective March 30, 2017, the number of SSARs to be granted shall be determined by dividing $95,000 by 20% of the closing market price of our common stock on the grant date. The SSARs vest in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control (as defined above under “Definitions Under Stock-Based Award Agreements”), and expiring five years after the date of grant. Each of our non-employee directors is also entitled to receive direct stock issuances (“DSIs”) to be granted quarterly on the last day of each fiscal quarter. The number of DSIs to be granted quarterly shall be determined by dividing $23,750 by the closing market price of our common stock on the last trading day of each fiscal quarter. The DSIs are 100% vested upon issuance. The annual grant of SSARs and DSIs shall be prorated, as applicable, including for new directors, based on the days of service on the Board within a fiscal year or fiscal quarter, respectively. SSARs granted on a prorated basis shall be granted and priced as of the close of market on the first day of service on the Board, which date shall be determined by the Board upon such individual’s appointment as a director.

Additional Annual Grant to Lead Independent Director.    The lead independent director is also entitled to receive additional SSARs, granted on,

and priced as of the close of the market on, the date of our annual stockholder meeting. The number of SSARs to be granted was determined by dividing $43,750 by 25% of the closing market price of our common stock on the grant date. Effective March 30, 2017, the number of SSARs to be granted shall be determined by dividing $43,750 by 20% of the closing market price of our common stock on the grant date. The SSARs vest in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control (as defined above under “Definitions Under Stock-Based Award Agreements”), and expiring five years after the date of grant. Vesting of these SSARs continues so long as the non-employee director continues to serve on the Board even if he or she is no longer lead independent director. The lead independent director is also entitled to receive DSIs to be granted quarterly on the last day of each fiscal quarter. The number of DSIs to be granted quarterly shall be determined by dividing $10,938 by the closing market price of our common stock on the last trading day of each fiscal quarter. The DSIs are 100% vested upon issuance. The annual grant of SSARs and DSIs shall be prorated, as applicable, based on the days of service as lead independent director within a fiscal year or fiscal quarter, as applicable. SSARs granted on a prorated basis shall be granted and priced as of the close of market on the first day of service as lead independent director on the Board.

If the lead independent director also serves as a chair of any committee of the Board, the lead independent director will also be entitled to receive the additional retainer for serving as the chair of any such committee, in addition to the retainers and equity grants he or she is entitled to receive as the lead independent director.

Annual Retainers

Annual Retainer.    Pursuant to the Director Compensation Policy, each of our non-employee directors is entitled to receive an annual retainer of $80,000 in cash per year, paid quarterly in arrears.

Lead Independent Director Retainer.    Under the Director Compensation Policy, the lead independent director receives an additional retainer of $37,500 in cash per year, paid quarterly in arrears.

Compensation of Directors

Committee Chairs Retainer.    Under the Director Compensation Policy, the chairs of the Audit, Compensation and Compliance Committees receive an additional retainer of $50,000 in cash per year, paid quarterly in arrears, and the chairs of the Public Policy and the Clinical Performance Committees receive an additional retainer of $25,000 in cash per year, paid quarterly in arrears.

Proration of Quarterly Retainer — Upon Appointment.    The quarterly retainer due to a director elected during a quarter is prorated based on the date of such director’s appointment.

Proration of Quarterly Retainer — Upon Termination.    The quarterly retainer due to a director terminating service during a quarter is prorated based on the date of such director’s termination.

Meeting Fees

Board Meetings.    Under the Director Compensation Policy, our non-employee directors are not entitled to receive any additional compensation for regularly scheduled Board meetings.

Special Board Meetings.    Non-employee directors are entitled to receive $2,500 in cash for attendance at a special meeting regardless of the duration of such meeting, unless the meeting is held telephonically, in which case the meeting must last at least approximately one hour.

Committee Meetings.    For committee meetings, non-employee directors are entitled to receive additional compensation of $2,500 in cash for attendance regardless of the duration of such meetings, unless it is a special committee meeting held telephonically, in which case the meeting must last at least approximately one hour. In the case of Audit Committee meetings related to quarterly earnings releases, additional compensation of $2,500 in cash for each such meeting is paid regardless of the duration of such meetings.

Expense Reimbursement and Per Diem Compensation

Expense Reimbursement.    Under the Director Compensation Policy, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board or any committee thereof and other Board-related business.

Per Diem Compensation.    Additionally, under the Director Compensation Policy, we compensate our non-employee directors on a per diem, hourly or other basis at a rate that is reasonable and fair to the Company as determined at the discretion of the lead independent director, the Board or the Compensation Committee, as applicable, for significant time spent outside of Board or committee meetings or for meetings or activities outside the scope of normal board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the chairman of the Board, the lead independent director or the entire Board. If time expended is less than the full unit of time for which a payment rate has been set, the payment shall be made on a pro rata basis.

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	63

No member of the Compensation Committee has served as one of our officers or employees at any time. During 2016, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board.

Compensation Committee Interlocks and Insider Participation

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, more than 5% beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified by our Audit Committee in accordance with the Company’s written Related Person Transactions Policy or, if our Audit Committee determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members.

The Audit Committee considers all relevant factors when determining whether to approve or ratify a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;
•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transactions Policy is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

There were no related person transactions from January 1, 2016 through the date of this Proxy Statement required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Certain Relationships and Related Transactions

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	65

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal control over financial reporting. The audit committee is composed of four directors, each of whom is independent as defined by New York Stock Exchange listing standards. The audit committee operates under a written charter approved by the board of directors.

The audit committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG, as well as monitoring the independence, qualifications and performance of KPMG and the Company’s internal audit function. In addition, the audit committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.

Management is responsible for internal control over financial reporting and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an audit of the effectiveness of internal controls over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The audit committee engaged the independent registered public accounting firm to conduct the independent audit. The audit committee reviewed and discussed with management the December 31, 2016 audited consolidated financial statements. The audit committee also discussed with the independent registered public accounting firm the matters required to be reviewed Auditing Standard 1301: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based upon the audit committee’s reviews and discussions with management and the independent registered public accounting firm, referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Carol Anthony (“John”) Davidson (Chairman)

Pamela M. Arway

Pascal Desroches

Roger J. Valine

Audit Committee Report

Audit Committee Report

Stockholder Proposals for 2018 Annual Meeting

If you wish to present a proposal for action at the 2018 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than January 3, 2018 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

Our bylaws include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of the outstanding shares of the Company’s common stock for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances. If you wish to nominate a director for election at the 2018 annual meeting of stockholders and wish to have the nominee included in the proxy statement and form of proxy that management will prepare, you must notify us no later than January 3, 2018, and no earlier than December 4, 2017. However, if we hold our 2018 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the date that the Company first mailed this Proxy Statement, you must notify us: (i) not earlier than the close of business on the 150th day prior to the 2018 annual meeting and (ii) not later than the close of business on the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2018 annual meeting was first made. Otherwise, your nominee will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2018 annual meeting of stockholders, even though it will not be included in management’s proxy materials, or if you wish to nominate a director for election at the 2018 annual meeting of stockholders outside of the proxy access provisions of our bylaws, our bylaws require that you must notify us no later than March 18, 2018, and no earlier than February 16, 2018. However, if we hold our 2018 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of our Annual Meeting, you must notify us: (i) not earlier than the close of business on the 120th day prior to the 2018 annual meeting and (ii) not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2018 annual meeting was first made.

We advise you to review our bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal or nominee. Our bylaws are available under the Corporate Governance section of our website, located at

http://www.davita.com/about/corporate-governance.

DaVita Inc. Notice of 2017 Annual Meeting and Proxy Statement	67

The Board does not know of any other matters to be presented at the Annual Meeting but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2016 Annual Report to Stockholders accompanies this Proxy Statement. The 2016 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2016. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting Investor

Relations at the following address: Attn: Investor Relations, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, (888) 484-7505 or through our website, located at http://www.davita.com.

By order of the Board of Directors,

Samantha A. Caldwell

Corporate Secretary

DaVita Inc.

May 3, 2017

Other Matters

DAVITA INC. 2000 16TH STREET DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, June 15, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 15, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E28147-P92710-Z69980 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DAVITA INC. The Board of Directors recommends you vote FOR all nominees in Proposal 1: 1. Election of Directors Nominees: For Against Abstain 1a. Pamela M. Arway 1b. Charles G. Berg 1c. Carol Anthony Davidson 1d. Barbara J. Desoer 1e. Pascal Desroches 1f. Paul J. Diaz 1g. Peter T. Grauer 1h. John M. Nehra 1i. William L. Roper For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1j. Kent J. Thiry 1k. Phyllis R. Yale The Board of Directors recommends you vote FOR Proposals 2 and 3: 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017. 3. To hold an advisory vote to approve executive compensation. For Against Abstain The Board of Directors recommends you vote 1 YEAR on Proposal 4: 1 Year 2 Years 3 Years Abstain 4. To hold an advisory vote on the frequency of future advisory votes on executive compensation. Note: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E28148-P92710-Z69980 DAVITA INC. PROXY This Proxy is solicited on behalf of the Board of Directors of DAVITA INC. The undersigned hereby appoints Kent J. Thiry, Kathleen A. Waters and Samantha A. Caldwell, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of DAVITA INC., to be held at 4:00 p.m., Mountain Daylight Time, on June 16, 2017 at 2000 16th Street, Denver, Colorado 80202, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy. Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3, and FOR 1 YEAR on Proposal 4. If specific instructions are indicated, this Proxy will be voted in accordance therewith. In their discretion, Kent J. Thiry, Kathleen A. Waters and Samantha A. Caldwell, or any of them, are authorized to vote upon such other matters as may properly come before the meeting. All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated May 3, 2017 is hereby acknowledged. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side